SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------


                                FINDEX.COM, INC.
                         ------------------------------
                 (Name of small business issuer in its charter)



          Nevada                        7372                    88-0379462
     -----------------          -------------------         ------------------
  (State or Jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
    of Incorporation        Classification Code Number)   Identification Number)
     or Organization)

                          11640 Arbor Street, Suite 201
                                 Omaha, Nebraska
                                 (402) 333-1900
                   -------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                                  Steven Malone
                             Chief Executive Officer
                                FindEx.com, Inc.
                          11640 Arbor Street, Suite 201
                                 Omaha, Nebraska
                                 (402) 333-1900
                     --------------------------------------
            (Name, address and telephone number of agent for service)
                                   -----------

                                   Copies to:
                             Michael Membrado, Esq.
                             Membrado & Montell, LLP
                              535 West 34th Street
                            New York, New York 10001
                                ----------------

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------


                         CALCULATION OF REGISTRATION FEE
                        --------------------------------

                                                                           PROPOSED
                                                   PROPOSED MAXIMUM         MAXIMUM
 TITLE OF SECURITIES TO BE      AMOUNT TO BE      OFFERING PRICE PER       AGGREGATE          AMOUNT OF
         REGISTERED              REGISTERED           SHARE (1)         OFFERING PRICE    REGISTRATION FEE
----------------------------- ----------------- ----------------------- ---------------- --------------------
Common Stock, par value       26,162,818 (2)            $0.07             $1,831,397.26              $457.85
$.001 per share
----------------------------- ----------------- ----------------------- ---------------- --------------------
Common Stock, par value
$.001 per share                 2,859,350 (3)           $0.07               $200,154.50               $50.04
----------------------------- ----------------- ----------------------- ---------------- --------------------
Total                         29,022,168                $0.07             $2,031,551.76              $507.89
----------------------------- ----------------- ----------------------- ---------------- --------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the average of the closing bid and asked prices for our common stock as reported on the OTC Electronic Bulletin Board on July 27, 2001.
(2) Includes up to an aggregate of 25,000,000 shares of our common stock issuable as put shares to Swartz Private Equity, LLC ("Swartz") pursuant to an Investment Agreement, dated June 6, 2001 (the "Equity Line Investment Agreement"). Also includes 1,162,818 outstanding shares of our common stock held by other selling shareholders.
(3) Includes (i) 510,000 shares of our common stock issuable upon exercise of a commitment warrant issued to Swartz, and (ii) 2,349,350 shares of our common stock issuable upon exercise of options and warrants issued to other selling shareholders.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                   SUBJECT TO COMPLETION, DATED AUGUST 1, 2001

                                   PROSPECTUS

                                FindEx.com, Inc.

The Resale of 29,022,168 Shares of Common Stock

This prospectus relates to the resale by the selling shareholders of up to 29,022,168 shares of our common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. Of the shares we are registering, Swartz, one of the selling shareholders, may acquire up to 25,510,000 shares under the Equity Line Investment Agreement with our Company. Swartz is an underwriter, within the meaning of Section 2(11) of the Securities Act of 1933, with respect to these shares. [See "Selling Shareholders - Investment Agreement"]

Our common stock is quoted on the over-the counter electronic bulletin board under the symbol "FIND.OB". On July 25, 2001, the average of the bid and asked prices of our common stock was $.07 per share.

Investing in our common stock involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. [See "Risk Factors"]

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2001

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.


                                TABLE OF CONTENTS



PROSPECTUS SUMMARY...........................................................6
         About our Company...................................................6
         About our Investment Agreement......................................6
         Additional Shares We Are Registering................................6

THE OFFERING.................................................................7

RISK FACTORS.................................................................9

USE OF PROCEEDS.............................................................16

SELLING SHAREHOLDERS........................................................17
         Investment Agreement...............................................21
         Additional Securities Being Registered.............................27

PLAN OF DISTRIBUTION........................................................28

MANAGEMENT..................................................................30
         Directors and Executive Officers...................................30
         Executive Compensation.............................................31
         Employment Agreement...............................................32
         Director Compensation..............................................32
         Information Concerning Stock Options...............................32
         Stock Option Plan..................................................33

BUSINESS....................................................................33
         Overview...........................................................33
         Our Key Products...................................................34
         Our Market.........................................................35
         Acquisition Strategy...............................................36
         Formation and Certain Corporate History............................36
         Marketing and Sales................................................36
         Significant Customers and Suppliers................................37
         Regulatory Environment.............................................37
         Competition........................................................37
         Employees..........................................................38
         Litigation.........................................................38
         Properties.........................................................39

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.........................................39
         General............................................................39

         Three Months Ended March 31, 2001, Compared with Three Months
         Ended March 31, 2000...............................................40
                  Results of Operations.....................................40
                  Revenues..................................................40
                  Cost of Sales.............................................41
                  Sales, General and Administrative.........................41
         Fiscal Year Ended December 31, 2000 Compared with Fiscal Year
         Ended December 31, 1999............................................42
                  Results of Operations.....................................42
                  Revenues..................................................42
                  Cost of Sales.............................................43
                  Sales, General and Administrative.........................43
                  Income Tax Benefits.......................................44
         Liquidity and Capital Resources....................................44

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................45

INTEREST OF NAMED EXPERTS AND COUNSEL.......................................45

MARKET INFORMATION..........................................................45

DIVIDEND POLICY.............................................................46

PRINCIPAL STOCKHOLDERS......................................................46

DESCRIPTION OF SECURITIES...................................................47
         Common Stock.......................................................47
         Preferred Stock....................................................48
         Dividends..........................................................48

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS...........................48

TRANSFER AGENT..............................................................48

LEGAL MATTERS...............................................................49

EXPERTS.....................................................................49

ADDITIONAL INFORMATION......................................................49

INDEX TO FINANCIAL STATEMENTS..............................................F-1

                               PROSPECTUS SUMMARY


This summary highlights information found in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors." This prospectus describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

About our Company

FindEx.com, Inc. ("FindEx" or the "Company" and collectively referred to as "we"," us" or "our" as required by the context) is a retail, wholesale, and Internet (www.quickverse.com, www.parsonschurch.com) supplier of software products to business and religious organizations and individuals. As the premier Bible study software provider, we develop and publish church and Bible study software products designed to simplify Biblical research, streamline church office tasks, provide easy access to Bible-related stories and enhance the user's understanding of the Bible. FindEx.com also offers financial information and decision support services online through its Website, www.findexfinancial.com. [See "Business"]

About our Investment Agreement

We have entered into an Equity Line Investment Agreement with Swartz to raise up to $15 million through a series of sales of our common stock to Swartz. The dollar amount of each sale is limited by our common stock's trading volume and price. A minimum period of time must occur between sales. In turn, Swartz may sell our stock in the open market, sell our stock to other investors through negotiated transactions, or hold our common stock in its own portfolio. This prospectus covers Swartz's resale of our common either in the open market or to other investors. [See "Selling Shareholders - Investment Agreement"]

Additional Shares We Are Registering

     We are also registering for resale:

     o 1,162,818 shares of our common stock previously sold in various exempt private offerings

     o 2,859,350 shares of our common stock underlying options and warrants granted to various employees and consultants of our company in consideration for services rendered to us.

[See "Selling Shareholders - Additional Securities Being Registered"]

                                  The Offering

 Common stock outstanding
 prior to this offering ................    10,588,359 (1)

Common stock being offered for resale
to the public.............................  29,022,168 (2)(3)

 Common stock outstanding after this
 Offering.................................  38,447,709 (4)

Percentage of common stock
Outstanding following this offering
that shares being offered for resale
represent................................   75.5%

Price per share to the public..........     $0.07 (5)

Total proceeds raised by offering....       None, however we have received
                                            proceeds in the amount
                                            of $800,000 from the sale of common
                                            shares that are presently
                                            outstanding. We may receive up to
                                            $15 million from Swartz under the
                                            investment agreement and we may
                                            receive additional amounts from the
                                            sale of shares to Swartz and the
                                            other selling shareholders upon the
                                            exercise of outstanding options and
                                            warrants.

Use of proceeds........................     We plan to use the proceeds for
                                            expenses of financing,
                                            expenses of registration, issuance
                                            and distribution, working capital,
                                            payment of short term debt,
                                            marketing collateral and
                                            advertisement, product development,
                                            an infrastructure upgrade, office
                                            relocation, other working capital
                                            needs, acquisitions and new content
                                            licenses.

--------------------------

(1) Does not include 510,000 shares underlying warrants issued to Swartz in connection with the Equity Line Investment Agreement. Also does not include 2,349,350 shares underlying options and warrants currently outstanding and held by the remaining selling shareholders.
(2) Includes (a) 1,162,818 shares that are presently outstanding, (b) up to 25,000,000 shares that may be issued to Swartz pursuant to the Equity Line Investment Agreement, (c) 510,000 shares underlying warrants issued to Swartz in connection with the Equity Line Investment Agreement, and (d) 2,349,350 shares underlying outstanding options and warrants held by the remaining selling shareholders.
(3) The current number of shares that Swartz could receive and resell under the Equity Line Investment Agreement for each of our puts is the lesser of (a) 1,500,000 shares per put or (b) 15% of the aggregate daily reported trading volume of our common stock for the last 20 days, which currently calculates to approximately 63,000 shares.
 (4) Includes (i) up to 25,000,000 shares that may be issued to Swartz pursuant to the Equity Line Investment Agreement, (ii) 510,000 shares underlying warrant issued to Swartz in connection with the Equity Line
         Investment Agreement, (these shares would not be deemed to be beneficially owned within the meaning of Sections 13(d) and 13(g) of the securities Exchange Act of 1934 before their acquisition by Swartz), and (iii) 2,349,350 shares underlying outstanding options and warrants held by the remaining selling shareholders.
(5) This figure represents the average of the bid and asked prices of our common stock on July 25, 2001.

                                  RISK FACTORS


An investment in the common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

OUR INDEPENDENT AUDITORS ISSUED A GOING CONCERN OPINION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, AND WE EXPERIENCE CONTINUED INABILITIES TO MEET ONGOING OPERATING AND OTHER FINANCIAL OBLIGATIONS.

Our independent auditors have included an explanatory paragraph regarding our ability to continue as a going concern for the fiscal year ended December 31, 2000. Their conclusion is drawn from the fact that we incurred a net loss of $2,354,139 during the year ended December 31, 2000, and, as of that date, our current liabilities exceeded our current assets by $392,780. Our accumulated deficit as of December 31, 2000 was $2,163,281. Although we are continuously exploring and pursuing various potential financing alternatives in an effort to overcome these problems, and have entered into the Equity Line Investment Agreement with Swartz, to date, our expenses continue to exceed our revenues and we consistently lack sufficient funds to meet our operating requirements and other financial obligations. Any continuing inability to meet such operating requirements and financial obligations will have a material adverse effect on our ability to continue operations. There can be no assurance that any such financing will be obtained or that, if obtained, it will be on terms which are favorable. [See "Note 16 to Financial Statements" and Financial Statements generally]

UP TO 29,022,168 SHARES OF COMMON STOCK OF FINDEX WILL BECOME ELIGIBLE FOR PUBLIC SALE THAT COULD HAVE A DEPRESSIVE EFFECT ON THE STOCK.

When our registration statement, of which this prospectus is a part, is declared effective by the SEC, 1,162,818 shares of our common stock will be eligible for immediate resale on the public market and 2,859,350 shares of our common stock underlying warrants and options, upon their exercise, will be eligible for immediate resale on the public market for our common stock. Also 25,000,000 shares will be available for sale upon the issuance of stock to Swartz based on limitations of our trading volume and stock price. Additionally, if a significant number of shares are offered for sale simultaneously, it would have a depressive effect on the trading price of our common stock on the public market. If and when we exercise our put rights and sell shares of our common stock to Swartz, if and to the extent that Swartz sells the common stock, our common stock price may decrease due to the additional shares in the market. Assuming that Swartz and the investor group would exercise the warrants registered in this prospectus based on a current stock price above the exercise price of the warrants, the following chart shows the number of new shares that would be issued.

         Stock Price                Number of Shares
           $0.15                          -0-
           $0.20                          -0-
           $0.25                      510,000 (All warrants issued to Swartz)

Additionally, if the Company put the maximum number of shares possible based on volume limitations to Swartz, the following chart shows the number of new shares that could be issued during the three year agreement and its dilutive effects based on average daily trading volumes.

Avg Daily Volume  Number of Shares    % Dilution (a)   % Dilution (b)
    15,000           1,620,000             13.30%           16.79%
    25,000           2,700,000             20.37%           23.32%
    50,000           5,400,000             33.84%           35.89%
    75,000           8,100,000             43.42%           44.92%
   100,000          10,800,000             50.57%           51.72%
   231,481          25,000,000             70.31%           70.73%
 ----------
(a) Indicates the percentage dilution to existing shareholders based solely on the shares put to Swartz.
(b) Indicates the percentage dilution to existing shareholders based on the shares put to Swartz and the exercise of all their existing warrants. We assume that Swartz will exercise all of their warrants provided the Company's stock price exceeds $.23 as that is the maximum exercise price of their warrants.

THE SALE OF MATERIAL NUMBERS OF SHARES OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND RESULT IN INCREASING NUMBERS OF SHORT SALES.

If and when we exercise our put rights and sell shares of our common stock to Swartz under the Equity Line Investment Agreement, if and to the extent that Swartz sells the common stock, our common stock price may decrease due to the additional shares entering the market. If the price of our common stock decreases, and if we decide to exercise our right to put shares to Swartz, we must issue more shares of our common stock for any given dollar amount invested by Swartz. This may encourage short positions and short sales, which could place further downward pressure on the price of our common stock. [See "Selling Shareholders - The Swartz Equity Line Investment Agreement - Put Rights"]

WE ARE CURRENTLY IN A DISPUTE WITH THE LEARNING COMPANY ("TLC") OVER AMOUNTS DUE EACH OTHER.

TLC is a customer of ours which, together with its subsidiaries, accounted for 41% of our consolidated revenue in 2000. We are currently in a dispute with TLC over amounts that we believe are owed to us by them and amounts that they assert are owed by us to them. Depending on the outcome of mediation or arbitration in this matter, we may be forced to restate our financials for 2000 and for 1999. Our periodic filings with the SEC state that, as of December 31, 2000, our accounts receivable, net of offsets, relating to TLC was $2,867,293. TLC disputes that this amount is due to us and further contends that we owe them approximately $1,000,000 in combined license fees and service fees. Although mediation is ongoing, and binding arbitration is scheduled for, and is likely to begin in, September 2001 to the extent mediation proves ineffective, there can be no assurance as to the resolution of this dispute and any negative outcome could have an adverse affect on our business, operations, financial condition and prospects.

ONE OF OUR PRIMARY CONTENT SUPPLIERS FOR THE SOFTWARE PRODUCTS THAT WE PRODUCE AND DISTRIBUTE HAS TERMINATED OUR LICENSING AGREEMENT BASED ON OUR NON-PAYMENT OF ROYALTIES.

We reproduce and distribute the Zondervan NIV Bible pursuant to a certain licensing agreement with the Zondervan Corporation which provides, among other things, that we will pay a royalty fee of 10% of net sales on the stand-alone (NIV Bible) product and $8.00 per unit on total net units of QuickVerse, which is our own product but which incorporates the Zondervan NIV Bible as part of it. The products containing the Zondervan NIV Bible, including QuickVerse, accounted for approximately 31% of our revenues in fiscal 2000. There are currently approximately 4000 units of our own product in the market containing content subject to the Zondervan licensing agreement, as well as another 15,000 units in inventory, the combined aggregate value of which is approximately $6,000. Due to our current shortage in working capital, we are currently $ 617,000 in arrears on the royalty payments due under such licensing agreement, $ 562,000 (91%) of which has been overdue for over 90 days. On April 5, 2001, we received a notice from the Zondervan Corporation informing us that they are terminating our rights under the licensing agreement and instructing us to cease and desist from making any further sales of product subject to the licensing agreement. Fifty percent of the product subject to the licensing agreement which is either out in the market or currently in our inventory can be modified in such a way as to remove any content which renders it subject to such agreement. It is unlikely, moreover, that any product resulting from the removal of the content subject to the licensing agreement would be marketable (once re-packaged) or that, if marketable, it would provide revenues and profit margins comparable to that which we have historically produced. [See "Business - Religious Software Business"]

We are currently in the process of attempting to negotiate a settlement or other arrangement with the Zondervan Corporation, which we believe will allow us to continue reproducing and distributing products containing their content, but which is highly likely to be dependent upon our ability to make payments to them in the near term in amounts which we cannot afford without significant additional equity financing. There can be no assurance, therefore, that we will be able to negotiate a satisfactory settlement or other arrangement, or, if we are able to negotiate a satisfactory settlement or other arrangement, that we will be able to meet our obligations thereunder. Any continued termination of our rights under the Zondervan licensing agreement and/or restriction on our ability to continue to sell product subject to such agreement would necessarily have a material adverse effect on our business and may result in our inability to continue operating.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

We began to introduce our products and services during 1999. Although we have generated revenue from operations, we have a very limited operating history on which you can evaluate our potential for future success. Rather than relying on historical financial information to evaluate our Company, you should evaluate our Company in light of the expenses, delays, uncertainties, and complications typically encountered by early-stage businesses, many of which will be beyond our control. Early-stage businesses commonly face risks such as the following:

     o        lack of sufficient capital,
     o unanticipated problems, delays, and expenses relating to product development and implementation,
     o        lack of intellectual property,
     o        licensing and marketing difficulties,
     o        competition,
     o        technological changes, and

     o        uncertain market acceptance of products and services.

WE HAVE EXPERIENCED, AND MAY CONTINUE TO EXPERIENCE, REDUCED REVENUES DUE TO DELAYS IN THE INTRODUCTION AND DISTRIBUTION OF OUR PRODUCTS.

We cannot be certain that we will be able to meet our planned release dates for our new software releases. If we cannot release an important new product during the scheduled quarter, our revenues are likely to be negatively affected. In the past, we have experienced significant delays in our introduction of some new products. For instance, delays in duplication, packaging and distribution caused our QuickVerse version 7.0 to begin arriving at retailers over the 2000 Thanksgiving holiday. As a result, we experienced fewer sales of these products than we would have if the products were in stores before the holiday selling season began, which delay resulted in a materially adverse effect on our operating results for the 2000 fourth quarter. It is likely in the future that delays will continue to occur and that some new products will not be released in accordance with our internal development schedule or the expectations of public market analysts and investors. [See "Business - Our Key Products"]

THE LOSS OF OUR KEY EXECUTIVES OR OUR FAILURE TO ATTRACT, INTEGRATE, MOTIVATE AND RETAIN ADDITIONAL KEY EMPLOYEES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Our success depends to a large degree upon the skills of our senior management team and key employees and upon our ability to identify, hire, and retain additional sales, marketing, technical, and financial personnel. The loss of any of our key executives or the failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on our business. We may be unable to retain our existing key personnel or attract and retain additional key personnel. Competition for these personnel in the Internet and technology industry is intense and identifying personnel with experience in this industry is even more difficult. We are in a relatively new market, and there are a limited number of people with the appropriate combination of skills needed to provide the services that our customers require. We depend particularly upon the services of Steven Malone, our Chief Executive Officer and President. [See "Management - Directors and Executive Officers"]

IF WE CANNOT OBTAIN MANUFACTURING AND PACKAGING SERVICES FOR OUR PRODUCTS ON AN AS-NEEDED BASIS, WE MAY NOT BE ABLE TO TIMELY DELIVER OUR PRODUCTS TO DISTRIBUTORS AND RETAILERS AND OUR SALES WILL BE ADVERSELY AFFECTED.

We use third party vendors to press CD-ROM disks, assemble purchased product components, and print product packaging and user manuals in connection with the retail distribution of our software. We do not have contractual agreements with any of our third party vendors, which may result in our inability at any given time to secure adequate production services in a timely manner. If we cannot obtain adequate manufacturing services as needed, we will not be able to timely produce and deliver our products to distributors and retail stores for ultimate sale to consumers, which will adversely affect our sales and operating results. [See "Business - Our Key Products"]

PRODUCT RETURNS OR PRICE PROTECTION CONCESSIONS THAT EXCEED OUR ANTICIPATED RESERVES COULD HAVE A NEGATIVE IMPACT UPON OUR OPERATING RESULTS.

At the time we ship our products to retailers we establish reserves, which reserves reflect an estimate of what we believe to be the potential for future product returns in connection with sales that are not based on consignment. Product returns or price protection concessions (price reductions) that exceed our anticipated reserves are likely to increase the magnitude of quarterly fluctuations in our operating and financial results. Furthermore, if it turns out that we were unable to accurately assess the creditworthiness of any of our customers to which we ship our products on credit, we could be required to significantly increase the reserves previously established. Actual returns to date have been within management's estimates, we cannot be certain that any such occurrences will not result in any future write-offs or that any amounts written-off will not have a material adverse effect on our business and result in a decrease in the market price of our common stock. [See "Management's Discussion and Analysis of Financial Condition and Results of Operations"]

FLUCTUATIONS IN OPERATING RESULTS MAY RESULT IN UNEXPECTED REDUCTIONS IN OUR REVENUE AND VOLATILITY IN OUR STOCK PRICE.

We operate in an industry that is subject to significant fluctuations in operating results from quarter to quarter, which may lead to unexpected reductions in revenues and stock price volatility. Factors that may influence our quarterly operating results include:

     o the introduction or enhancement of software products and technology bus and our competitors;

     o our ability to produce and distribute retail packaged versions of our software in advance of peak retail selling seasons; and

     o our ability to create appealing content within our software products.

A majority of the unit sales for our products typically occurs in the quarter in which the product is introduced. As a result, our revenues may increase significantly in a quarter in which a major product introduction occurs but decline thereafter in following quarters.

ERRORS OR DEFECTS IN OUR SOFTWARE PRODUCTS MAY CAUSE A LOSS OF MARKET ACCEPTANCE AND RESULT IN FEWER SALES OF OUR PRODUCTS.

Our products are complex and may contain undetected errors or defects. In the past, we have discovered software errors in some of our new products and enhancements after their introduction into the market. We anticipate that software errors and defects will continue to be present in our new products or releases from time to time in the future. While to date these errors have not resulted in material consequences of any kind, there can be no assurance that future errors and defects will not result in adverse product reviews, damage to our reputation, and a loss of, or delay in, market acceptance of our products, any of which occurrences would have a material adverse effect on our business. [See "Business - Our Key Products"]

TO DEVELOP PRODUCTS THAT CONSUMERS DEMAND, WE MUST MAKE SUBSTANTIAL INVESTMENTS IN RESEARCH AND DEVELOPMENT TO KEEP UP WITH THE RAPID TECHNOLOGICAL DEVELOPMENTS THAT ARE TYPICAL IN OUR INDUSTRY.

The entertainment software market and the personal computing industry are subject to rapid technological developments. To develop products that consumers desire and demand, we must continually improve and enhance our existing products and technologies and develop new products and technologies that incorporate these technological developments. This requires us to make substantial and continuous investments in research and development, often times well in advance of the widespread release of the products in the market and any revenues these products may generate. We cannot be certain that we will continuously have the financial and technical resources available to make these improvements, particularly while remaining competitive in terms of performance and price.

OUR PROPRIETARY TECHNOLOGY MAY NOT BE ADEQUATELY PROTECTED FROM UNAUTHORIZED
USE.

Our ability to compete with other Bible software companies depends in part upon the strength of our proprietary rights in our technologies. Unauthorized use by others of our proprietary technology could result in an increase in competing products and a reduction in our sales. We rely on trademark, trade secret and copyright laws to protect our technology. We cannot be certain, however, that the steps that we have taken to protect our proprietary rights to date will provide meaningful protection from unauthorized use by others. If we must pursue litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, we may not prevail and we are likely to incur substantial expenditures and divert valuable resources in the process. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technologies. Consequently, we may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed.

NEW INTERNET ACCESS DEVICES MAY CHANGE THE WAY INFORMATION IS DISPLAYED REQUIRING US TO CHANGE OUR PRODUCTS.

Recent increases in the use of Internet devices to access inspirational content and the continued development of Internet devices as a medium for the delivery of network-based information, content, and services may require us to change our products. Our success depends in part on our ability to understand the method upon which our search engines operate and our ability to service new and emerging devices to access the Internet, such as browser phones, personal digital assistants, and other wireless devices. To the extent these new Internet access devices change the way that information is displayed to the end user or causes a change in the medium that is searched, we may be required to revise the methodology of our products. We cannot predict the impact that these new devices will have on our services, and any such required revisions may result in loss of revenue and goodwill, increased expenses, and reduced operating margins. [See "Business - Our Key Products"]

IF OUR PRODUCTS INFRINGE ANY PROPRIETARY RIGHTS OF OTHERS, A LAWSUIT MAY BE BROUGHT AGAINST US THAT COULD REQUIRE US TO PAY LARGE LEGAL EXPENSES AND JUDGMENTS AND REDESIGN OR DISCONTINUE SELLING OUR PRODUCT.

Although there can be no assurance, we believe that our products do not infringe any valid existing proprietary rights of third parties. Any infringement claims, however, whether or not meritorious, could result in costly litigation or require us to enter into royalty or licensing agreements. Further, if we are found at any time to have infringed the proprietary rights of others, we could be required to pay damages, which could be significant, and we could additionally be required to redesign the products or discontinue their sale. Any of these outcomes, individually or collectively, could have a material adverse effect on our business and financial condition.

WE WILL FACE A VARIETY OF ADDITIONAL RISKS AS WE EXPAND INTO INTERNATIONAL MARKETS.

Although there can be no assurance, we plan in the future to expand our product sales into selected international markets. Any such initiatives may cost more than we expect or can reasonably anticipate in advance. Further, we may prove unsuccessful in such initiatives, and lose all or part of our investment in those operations. If we expand into international markets, we will be increasingly subject to various risks associated with international operations in addition to the other business risks described in this prospectus. These risks include the following:

     o        management of a multi-national organization,
     o compliance with local laws and regulatory requirements, as well as changes in those laws and requirements,
     o        restrictions on the repatriation of funds,
     o        maritime and other shipping issues,
     o        employment and severance issues,
     o        overlap of tax issues,
     o the business and financial condition of any overseas business partners,
     o        political and economic conditions abroad, and
     o        the possibility of:
                  - expropriation or nationalization of assets,
                  - supply disruptions,
                  - currency controls,
                  - exchange rate fluctuations, or
                  - changes in tax laws, tariffs, and freight rates.

Our inability to manage these and other risks effectively could increase our expenses or decrease our opportunities to generate revenues from international markets. [See "Business - Our Market"]

WE HAVE NOT PAID ANY DIVIDENDS SINCE INCEPTION AND HAVE NO CURRENT PLANS TO PAY ANY DIVIDENDS.

We have never declared or paid any cash dividends on our common stock since our inception. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. [See "Dividends Policy"]

OUR STOCK PRICE WILL FLUCTUATE AFTER THIS OFFERING, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.

The market price for our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

     o        Quarterly variations in operating results;
     o        Changes in financial estimates by securities analysts;
     o Announcements by us or our competitors of new products, significant contracts, acquisitions or strategic relationships;
     o        Disputes concerning our proprietary rights;
     o Publicity about our company, our products or our competitors or their products;

     o        Additions or departures of key personnel;
     o        Any future sales of our common stock or other securities; and
     o Stock market price and volume fluctuations of publicly-traded companies generally.

These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION THAT MAY AFFECT THE LIQUIDITY FOR OUR COMMON STOCK.

Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity of our common stock and could limit your ability to sell your securities in the secondary market.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED THEREBY MAKING IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES OF OUR COMMON STOCK.

Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or Nasdaq, you may have difficulty reselling any of the shares of our common stock that you purchase from the selling shareholders.

USE OF PROCEEDS

FindEx will not receive any proceeds from the resale of our common stock pursuant to this offering. We may, however, receive proceeds from the sale of our common stock to Swartz pursuant to the Equity Line Investment Agreement, and, if exercised, we will receive proceeds from the sale of shares to Swartz and the other selling shareholders upon their exercise of warrants or options. Based on our current share price, if all of the shares of common stock that we offer to Swartz are sold, and the warrants and options are exercised, we estimate that we will realize net proceeds of approximately $1,400,000. In theory, however, and based on the terms of Equity Line Investment Agreement described more fully in the "Selling Shareholders" section of this prospectus, we may realize up to $14,900,000 in net proceeds. In either case, net proceeds are determined after deducting all of the expenses associated with this offering (estimated to be $100,000).

If we realize $1,400,000 in net proceeds, and although there can be no assurance, we intend to use the net proceeds from this offering as follows:

                  Payment of short term debt                             500,000
                  Product Development                                    500,000
                  Infrastructure Upgrade and Office Relocation           100,000
                  Other working capital needs                            200,000
                  New Content Licenses                                   100,000

                  Total Net Proceeds                                 $ 1,400,000
                                                                     ===========

If we realize $14,900,000 in net proceeds, and although there can be no assurance, we intend to use the net proceeds from this offering as follows:

         Working Capital
                  Payment of short term debt                           1,500,000
                  Marketing collateral and advertisement                 500,000
                  Product Development                                  2,000,000
                  Infrastructure Upgrade and Office Relocation           250,000
                  Other working capital needs                          8,150,000
                  Acquisitions and New Content Licenses                2,500,000

                  Total Net Proceeds                                $ 14,900,000
                                                                    ============

The amounts that we actually expend on each of the items listed above will vary significantly depending on a number of factors, including our future results of operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the use of any proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing investment-grade obligations.

                              SELLING SHAREHOLDERS

The following table sets forth certain information as of the date of this prospectus, with respect to Swartz and the other selling shareholders for whom we are registering shares for resale to the public. Swartz and the other selling shareholders propose selling all of their shares, in which case each would beneficially own no shares after the offering. Except as set forth below, none of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. An asterisk in the table indicates a corresponding common stock ownership of less than one percent.

                                         Shares             Maximum No. of         Amount and Percentage
                                         Beneficially       Shares to be sold      of Common Stock after
                                         Owned Prior to     Pursuant to this       the offering (1)
Name of Stockholder                      Offering           Prospectus              Number       %
-------------------                      --------           ----------             -------      --


Swartz Private Equity, LLC             25,510,000 (2)       25,510,000                0          *
Ardt Investment Management,    Inc.      100,000  (3)          100,000                0          *
Ronald Ardt                               58,375  (4)           58,375                0          *
Thomas Ardt                                4,000  (5)            4,000                0          *


                   17

Sheldon H. Becher                        175,000  (6)          175,000                0          *
Bing Bingham                               5,000  (7)            5,000                0          *
Stan Blair                                 5,000  (7)            5,000                0          *
Thomas Bradford, Jr.                       6,250  (8)            6,250                0          *
W. P. Buck                                 6,250  (8)            6,250                0          *
Business Investor Services, Inc.         110,000  (9)          110,000                0          *
Robert Crowe                               6,250  (8)            6,250                0          *
Jacques de Groote, Ph.D.                 175,000 (10)          175,000                0          *
Del Norte Ltd.                            27,333 (11)           27,333                0          *
Dawn Dvorak                                2,000 (12)            2,000                0          *
Lila Dvorak                                2,000 (12)            2,000                0          *
Britt Edwards                              7,600 (13)            7,600                0          *
Ralph Ewing                                6,000 (14)            6,000                0          *
Walter Foss                               25,000 (15)           25,000                0          *
Andrew M. Friis                           54,666 (16)           54,666                0          *
David Gardner                              3,000 (17)            3,000                0          *
Holly Gardner                              8,000 (18)            8,000                0          *
Marianne Gelski                            5,400 (19)            5,400                0          *
Genesis Financial Group, LLC             150,000 (20)          150,000                0          *
Barrett Geoghegan                         50,695 (21)           50,695                0          *
Roy Gilbert, Jr.                          6,250   (8)            6,250                0          *
Micki Gorup                                8,000 (18)            8,000                0          *
Michelle Hanson                            1,000 (22)            1,000                0          *
Donald Harrison                           15,625 (23)           15,625                0          *
Bob Heusinkveld                           10,000 (24)           10,000                0          *
Investor Communications Co.              120,000 (25)          120,000                0          *
Hugh Jacks                                 9,375 (26)            9,375                0          *
Jager Companies, Inc.                      1,875 (27)            1,875                0          *
Charles Jager                              2,188 (28)            2,188                0          *
Steve Jager                                2,188 (28)            2,188                0          *
Jim Johnsen                                3,000 (17)            3,000                0          *
Zaid Hani Al-Khaiyat                       1,500 (29)            1,500                0          *
Ahmad Al Khiyami                          12,500 (30)           12,500                0          *
John A. Kuehne                           175,000 (31)          175,000                0          *
Gwen Lee                                   2,000 (12)            2,000                0          *
LifeWay Christian Resources
of the SBC                               125,000 (32)          125,000                0          *
Steven Malone                            125,000 (33)          125,000                0          *
Benjamin Marcovitch                      175,000 (34)          175,000                0          *
Michael Martin                             8,000 (18)            8,000                0          *
Membrado & Montell, LLP                  150,000 (35)          150,000                0          *
Mer Du Nord Corp                          27,333 (11)           27,333                0          *
MHE, Inc.                                250,000 (36)          250,000                0          *
Charles Moskowitz                         91,250 (37)           91,250                0          *
Jeff Morgan                                6,000 (14)            6,000                0          *
James Mueller                              3,000 (17)            3,000                0          *
Sheila Nekuda                              3,000 (17)            3,000                0          *
John Padgett                               3,125 (38)            3,125                0          *
Jernigan Family Partnership II            15,625 (23)           15,625                0          *
Kelly Peters                              15,000 (39)           15,000                0          *
Leonard Reimer                             2,000 (12)            2,000                0          *


                                       18

John Richardson                            3,125 (38)            3,125                0          *
Julia Rosen                               54,666 (16)           54,666                0          *
Kirk Rowland                              25,000 (40)           25,000                0          *
Cory Rueb                                 12,500 (41)           12,500                0          *
Sonia Ruelas                               2,000 (12)            2,000                0          *
Ollie Sandlin                              9,375 (26)            9,375                0          *
Billy Spain                               6,250   (8)            6,250                0          *
Dennis Stahlnecker                         5,000 (42)            5,000                0          *
D R Jack Sullivan                          9,375 (26)            9,375                0          *
Walter Tee                                 4,200 (43)            4,200                0          *
Debra Thiemann                             2,000 (12)            2,000                0          *
Kent Upton                                 9,375 (26)            9,375                0          *
James Walker                              12,500 (41)           12,500                0          *
Henry M. Washington, Ph.D.               175,000 (44)          175,000                0          *
Craig Wells                                2,000 (12)            2,000                0          *
Betty Wolfe                                6,000 (14)            6,000                0          *
Ron Wolfe                                 10,000 (45)           10,000                0          *

Total                                      28,221,019       28,221,019                0          *

-----------------------
* Represents less than one percent.

(1) Assumes that the selling shareholders will resell all of the offered shares and the selling shareholders will retain no shares for their own accounts.

(2) Represents up to 25,000,000 shares of our common stock that we may sell to Swartz pursuant to the Investment Agreement and 510,000 shares of our common stock that we may issue to Swartz upon Swartz's exercise of the commitment warrant issued to them in connection with the Equity Line Investment Agreement (these shares would not be deemed to be beneficially owned within the meaning of Sections 13(d) and 13(g) of the securities Exchange Act of 1934 before their acquisition by Swartz). It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any time. [See "Selling Shareholders - The Swartz Equity Line Investment Agreement - Put Rights"]

(3) Includes 100,000 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.

(4) Includes 58,375 shares of our common stock issued pursuant to a Regulation D
Section 506 exemption.

(5) Includes 4,000 shares of our common stock issued pursuant to a Regulation D
Section 506 exemption.

(6) Includes 175,000 shares of our common stock issuable upon exercise of outstanding stock options. Mr. Becher is a member of our Board of Directors.

(7) Includes 5,000 shares of our common stock issued pursuant to a Regulation D
Section 506 exemption.

(8) Includes 5,000 shares of our common stock issued pursuant to a Regulation D
Section 506 exemption and 1,250 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.

(9) Includes 60,000 shares of our common stock issued pursuant to a Regulation D
Section 506 exemption and 50,000 shares of our common stock issued as compensation pursuant to a Corporate Development Consulting Agreement.

(10) Includes 175,000 shares of our common stock issuable upon exercise of outstanding stock options. Dr. de Groote is a member of our Board of Directors.

(11) Includes 27,333 shares of our common stock issued pursuant to the conversion of Preferred Series B stock.

(12) Includes 2,000 shares of our common stock issuable upon exercise of outstanding employee stock options.

(13) Includes 7,600 shares of our common stock issuable upon exercise of outstanding employee stock options.

(14) Includes 6,000 shares of our common stock issued pursuant to a Regulation D
Section 506 exemption.

(15) Includes 25,000 shares of our common stock issuable upon exercise of outstanding employee stock options.

(16) Includes 54,666 shares of our common stock issued pursuant to the conversion of Preferred Series B stock.

(17) Includes 3,000 shares of our common stock issuable upon exercise of outstanding employee stock options.

(18) Includes 8,000 shares of our common stock issuable upon exercise of outstanding employee stock options.

(19) Includes 5,400 shares of our common stock issuable upon exercise of outstanding employee stock options.

(20) Includes 50,000 shares of our common stock issued as compensation pursuant to a Corporate Consulting Agreement and 100,000 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.

(21) Includes 50,695 shares of our common stock issued pursuant to the conversion of Preferred Series B stock.

(22) Includes 1,000 shares of our common stock issuable upon exercise of outstanding employee stock options.

(23) Includes 12,500 shares of our common stock issued pursuant to a Regulation D Section 506 exemption and 3,125 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.

(24) Includes 10,000 shares of our common stock issued pursuant to a Regulation D Section 506 exemption.

(25) Includes 120,000 shares of our common stock issued as compensation pursuant to a Corporate Consulting Agreement.

(26) Includes 7,500 shares of our common stock issued pursuant to a Regulation D
Section 506 exemption and 1,875 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.

(27) Includes 1,500 shares of our common stock issued pursuant to a Regulation D
Section 506 exemption and 375 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.

(28) Includes 1,750 shares of our common stock issued pursuant to a Regulation D
Section 506 exemption and 438 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.

(29) Includes 1,500 shares of our common stock issued pursuant to a Regulation D
Section 506 exemption.

(30) Includes 12,500 shares of our common stock issued pursuant to a Regulation D Section 506 exemption.

(31) Includes 175,000 shares of our common stock issuable upon exercise of outstanding stock options. Mr. Kuehne is a member of our Board of Directors.

(32) Includes 100,000 shares of our common stock issued pursuant to a Regulation D Section 506 exemption and 25,000 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.

(33) Includes 125,000 shares of our common stock issuable upon exercise of outstanding employee stock options. Mr. Malone is our Company's President and Chief Executive Officer.

(34) Includes 175,000 shares of our common stock issuable upon exercise of outstanding stock options. Mr. Marcovitch is Chairman of our Board of Directors.

(35) Includes 150,000 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.

(36) Includes 250,000 shares of our common stock issued as compensation pursuant to a Corporate Consulting Agreement.

(37) Includes 91,250 shares of our common stock issued as compensation pursuant to a Corporate Consulting Agreement.

(38) Includes 2,500 shares of our common stock issued pursuant to a Regulation D
Section 506 exemption and 625 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.

(39) Includes 15,000 shares of our common stock issuable upon exercise of outstanding employee stock options.

(40) Includes 25,000 shares of our common stock issuable upon exercise of outstanding employee stock options. Mr. Rowland is our Chief Financial Officer.

(41) Includes 10,000 shares of our common stock issued pursuant to a Regulation D Section 506 exemption and 2,500 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.

(42) Includes 5,000 shares of our common stock issuable upon exercise of outstanding employee stock options.

(43) Includes 4,200 shares of our common stock issuable upon exercise of outstanding employee stock options.

(44) Includes 175,000 shares of our common stock issuable upon exercise of outstanding stock options. Dr. Washington is a member of our Board of Directors.

(45) Includes 10,000 shares of our common stock issuable upon exercise of outstanding employee stock options.

The securities we issued to the selling shareholders were sold in private, unsolicited transactions that did not involve a public offering pursuant to an exemption from registration under Section 4(2) or Rule 506 of Regulation D of the Securities Act of 1933. All of the selling shareholders other than Swartz are our current or former employees or consultants.

Investment Agreement

            Overview

On June 6, 2001, we entered into an Equity Line Investment Agreement with Swartz. The Equity Line Investment Agreement entitles us to issue and sell up to $15 million of our common stock to Swartz, subject to a formula based on our stock price and trading volume, from time to time over a three year period following the effective date of this registration statement. For each common share put to Swartz, we will receive the lesser of 91% of the market price or the market price less $.05. Throughout this registration statement, we refer to each election by us to sell stock to Swartz under the Equity Line Investment Agreement as a "Put."

As partial consideration for entering into the Equity Line Investment Agreement, Swartz was issued a warrant to purchase 510,000 shares of common stock exercisable at $0.23 per share until March 26, 2007, which is referred to throughout this registration statement as the commitment warrant.

            Put Rights

We may begin exercising Puts on the date of effectiveness of this registration statement and continue for a three-year period (or until we have exhausted the $15 million equity line)]. To exercise a Put, we must have an effective registration statement on file with the Securities and Exchange Commission covering the resale to the public by Swartz of any shares that it acquires under the Equity Line Investment Agreement. Also, we must give Swartz at least 10, but not more than 20, business days advance notice of the date on which we intend to exercise a particular Put. The notice must indicate the date we intend to exercise the Put and the maximum number of shares of common stock we intend to sell to Swartz as part of such Put. At our option, we may also specify a maximum dollar amount (not to exceed $2 million) of common stock that we will sell under the Put. We may also specify a minimum purchase price per share at which we will sell shares to Swartz. The minimum purchase price cannot exceed the lesser of
(i) 80% of the closing bid price of our common stock on the date we give Swartz notice of the Put, and (ii) the closing bid price of our common stock on the business day preceding the date we send Swartz advance notice of our intent to exercise a Put, minus $0.075.

The number of common shares we sell to Swartz in any given Put may not exceed the lesser of:

     o        1.5  million shares,

     o 15% of the aggregate daily reported trading volume of our common stock, excluding certain block trades, during the 20 business days after the date of our put notice, excluding any trading days in which the common stock trades below a minimum price, if any, that we specify in our put notice,

     o 15% of the aggregate daily reported trading volume of our common stock, excluding certain block trades, during the 20 business days before the put date, or

     o a number of shares that, when added to the number of shares acquired by Swartz under the Equity Line Investment Agreement during the 61 days preceding the Put date, would exceed 9.99% of the total number of shares of our common stock then outstanding.

Swartz will pay us a percentage of the market price for each share of common stock under the Put. The market price of our common stock during the 20 business days immediately following the date we exercise a Put is used to determine the purchase price Swartz will pay and the number of shares we will issue in return. This 20 day period is referred to throughout this registration statement as the pricing period. For each share of common stock sold to Swartz, Swartz will pay us the lesser of:

     o        the Market Price for each share, minus $.05; or
     o        91% of the market price for each share.

The Equity Line Investment Agreement defines market price as the average of the two lowest daily volume weighted average prices of our common stock during the 20 business day pricing period. However, Swartz must pay at least the designated minimum per share price, if any, that we specify in our notice. If the price of our common stock is below the greater of the designated minimum per share price plus $.05, or the designated minimum per share price divided by .91 during any of the 20 days during the pricing period, that day is excluded from the 15% volume limitation described above. Therefore, the amount of cash that we can receive for any such corresponding Put may be reduced if we elect to apply a minimum price per share and our stock price declines.

The Equity Line Investment Agreement requires that we wait a minimum of 5 business days after the end of the 20 business day pricing period for a prior Put before exercising a subsequent Put. We may, however, give advance notice of our subsequent Put during the pricing period for the prior Put. We can only exercise one Put during each pricing period.

            Sample Calculation

The following is an example of the calculation of a Put we would issue to Swartz in connection with that Put based on hypothetical assumptions:

Sample drawdown amount calculation:

For purposes of this example, suppose for our first Put we provide a put notice to Swartz, and that we set the threshold price at $0.20 per share, below which we will not sell any shares to Swartz during this purchase period. Suppose further that the total daily trading volume for the 20 trading days immediately preceding the put date is 500,000 shares with no block trades exceeding 20,000 or more shares. Under these hypothetical numbers, the maximum amount of shares that could be sold to Swartz is as follows:

         * the total trading volume for the 20 days prior to our Put notices (500,000 shares) multiplied by 15% equals 75,000

If the total daily trading volume for the 20 trading days during the actual purchase period was greater than 500,000 (like our example that follows) then the maximum amount of shares that could be sold will be 75,000.

Sample calculation of number of shares:

For example, for the first trading day in the example in the table below, the calculation is as follows: multiply 15% times the total shares traded (40,000) to get 6,000 shares. Perform this calculation for each of the 20 trading days during the purchase period, excluding any days on which daily trading price traded below the $0.20 threshold price set by us. In the table below there are no days which must be excluded.

                              Closing               Total           Number of
     Trading Day         Bid Price ($) (1)      Shares Traded      Shares Sold
     -----------         -----------------      -------------      -----------
          1                     0.25              40,000             6,000
          2                     0.25              38,000             5,700
          3                     0.27               4,000               600
          4                     0.27              20,000             3,000
          5                     0.25              32,000             4,800
          6                     0.22              25,000             3,750
          7                     0.25              10,000             1,500
          8                     0.22              32,000             4,800
          9                     0.22              40,000             6,000
          10                    0.23              17,000             2,550
          11                    0.28               3,000               480

          12                    0.28               8,000             1,200
          13                    0.25              45,000             6,750
          14                    0.27              53,000             7,950
          15                    0.27              25,000             3,750
          16                    0.25              31,000             4,650
          17                    0.27              23,000             3,450
          18                    0.28               2,000               300
          19                    0.30              55,000             8,250
          20                    0.30              49,000             7,350
       Totals:                                   552,000            82,800

----------
(1) The share prices are illustrative only and should not be relied upon as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

The total number of shares that we would issue to Swartz for this Put would be 75,000 shares, which was previously calculated as the maximum number of shares that could have been sold based on multiplying 15% by the total trading volume for the 20 trading days prior to the Put date (even though 15% multiplied by the total shares traded during the purchase period equals 82,800). Swartz will purchase the shares at a purchase price equal to the lesser of: the market price for the applicable pricing period (market price is defined as the lowest closing bid price during the pricing period) minus $0.05 or 91% of the market price. In this case, Swartz would pay $.17 per share for 75,000 shares equaling $12,750. There is no placement agent involved in this transaction to which any fees would be payable.

We are registering a total of 25,000,000 shares to be sold to Swartz in Puts. Therefore, in order for the company to receive $15,000,000, the average sale price of these shares would need to be $.60. Unless our share price increases drastically, we will need to register additional shares in order to access the $15,000,000 maximum.

Our average closing price for the 30 day trading period beginning on June 25, 2001, on the Over-The-Counter Bulletin Board was $.14. The maximum allowable number of shares per Put under the Investment Agreement is 1,500,000 shares. Assuming our trading price remained at its current level, even if we Put the maximum allowable shares per Put to Swartz under the Equity Line Investment Agreement, each Put would yield only $135,000 in proceeds to us. The restrictions discussed, such as the restriction limiting the put amount to a percentage of our aggregate trading volume, may operate to prevent us from putting the maximum allowable number of shares. The average trading volume for the 30 day trading period beginning on June 25, 2001, was 28,165 shares per day. Therefore, the Company would have been restricted to putting 4,225 (15% of 28,165) shares per day yielding approximately $7,605 in the 20 day Put period. The 25,000,000 shares that Swartz may sell under this prospectus would represent 70.31% of the Company if they were all issued assuming that no other shares are issued in the future.

            Warrants

We have delivered to Swartz warrants to purchase 510,000 shares of our common stock at anytime for up to six years. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending six years thereafter. All shares underlying these warrants are being registered in this prospectus.

            Limitations and conditions to our Put rights

Our ability to Put shares of our common stock, and Swartz's obligation to purchase the shares, is subject to the satisfaction at the time of each Put of certain conditions. These conditions include, among others:

     o we have satisfied all obligations under the agreements entered into between us and Swartz in connection with and including the Equity Line Investment Agreement;
     o our common stock is listed and traded on Nasdaq or an exchange, or quoted on the O.T.C. Bulletin Board and the Company has not received any notice of suspension or delisting of the shares;
     o our representations and warranties in the Equity Line Investment Agreement are accurate;
     o we have reserved for issuance a sufficient number of shares of our common stock to satisfy our obligations to issue shares under any Put and upon exercise of 510,000 warrants;
     o this registration statement is effective and no stop order relating to it is in effect.

Our right to Put shares to Swartz will terminate permanently if:

     o        we, or any of our directors or executive officers, have  engaged in a transaction or conduct related to us that resulted in:
          o        a Securities and Exchange Commission enforcement action,
                   administrative   proceeding or civil lawsuit; or
          o        a civil judgment or criminal conviction or for fraud or
                   misrepresentation or any other offense that, if prosecuted criminally, would constitute a felony under applicable law;
     o the aggregate number of days which this registration statement is not effective or our common stock is not listed and traded on Nasdaq or an exchange or quoted on the O.T.C. Bulletin Board exceeds four months;
     o we file for bankruptcy or any other proceeding for the relief of debtors;
     o we materially breach covenants contained in Section 6 or Section 9 of the Equity Line Investment Agreement; or
     o        if this registration statement is not declared effective by June 6
              2002.

            Commitment and Termination Fees

If we do not Put at least $500,000 worth of common stock to Swartz during the first year after the effective date of this Registration Statement, and $1,000,000 during each one year period following thereafter, we must pay Swartz an annual non-usage fee. This fee equals the difference between $100,000 and 10% of the value of the shares of common stock we Put to Swartz during the one year period. The fee is due and payable on the last business day of each one year period. Each annual non-usage fee is payable to Swartz, in cash, within five (5) business days of the date it is accrued. We are not required to pay the annual non-usage fee to Swartz in years we have met the Put requirements. If the Equity Line Investment Agreement is terminated, we must pay Swartz the greater of (i) the non-usage fee described above, or (ii) the difference between $150,000 and 10% of the value of the shares of common stock Put to Swartz during all Puts to date. We may terminate our right to initiate further Puts or terminate the Equity Line Investment Agreement at any time by providing Swartz with written notice of our intention to terminate. However, any termination will not affect any other rights or obligations we have concerning the Equity Line Investment Agreement or any related agreement.

            Short Sales

The Equity Line Investment Agreement prohibits Swartz and its affiliates from engaging in short sales of our common stock unless Swartz has received a Put notice and the amount of shares involved in the short sale does not exceed the number of shares we specify in the Put notice.

            Cancellation of Puts

A Put will be deemed cancelled if, between the date we give advance notice of an intended Put and the date we exercise the Put,:

     o we announced or implemented a stock split or combination of our common stock;
     o        we paid a dividend on our common stock;
     o we made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock;
     o we consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change in control; or
     o we discover an undisclosed material fact which would cause this registration statement not to be current and effective until it is amended or supplemented to incorporate such fact.

If any of the above events occurs during any pricing period, then the pricing period shall be extended or shortened so that the last day of such pricing period is the date which is ten days after we provide Swartz with notice of such event.

            Termination of Investment Agreement

We may terminate our right to initiate further Puts or terminate the Equity Line Investment Agreement at any time by providing Swartz with written notice of our intention to terminate. However, any termination will not affect any other rights or obligations we have concerning the Equity Line Investment Agreement or any related agreement.

            Capital Raising Limitations

During the term of the Equity Line Investment Agreement and for a period of ninety (90) days after the termination of the Equity Line Investment Agreement, we are prohibited from entering into any private equity line agreements similar to the Equity Line Investment Agreement without obtaining Swartz's prior written approval.

The above restrictions do not apply to the following items and we may engage in and issue securities in the following transactions without notifying or obtaining approval from Swartz:

     o        in connection with acquisitions;
     o        upon exercise of options by employees or directors;
     o        in an underwritten public offering of our common stock;
     o upon conversion or exercise of currently outstanding options, warrants or other convertible securities;

     o under any option or restricted stock plan for the benefit of employees or directors; or
     o upon the issuance of debt securities with no equity feature for working capital purposes.

            Swartz's Right of Indemnification

We have agreed to indemnify Swartz, including its owners, employees, investors and agents, from all liability and losses resulting from any misrepresentations or breaches by us under the Equity Line Investment Agreement, certain related agreements including a registration rights agreement, or this registration statement. We have also agreed to indemnify these persons for any claims based on (i) a breach by us, or our directors or officers, of their fiduciary duties, or (ii) a violation of Section 5 of the Securities Act caused by the integration of the private sale of our common stock to Swartz and the public offering under this registration statement.

Additional Securities Being Registered

On June 23, 1999, we granted an option to purchase 25,000 common shares to Steven P. Malone in consideration for services rendered to our company. The option expires on June 22, 2002 and the exercise price is $1.00. On June 30, 2000, we granted an additional option to Mr. Malone to purchase 100,000 common shares at an exercise price of $1.00 per share. The option expires on June 22, 2009.

On February 1, 2000, pursuant to a consulting agreement with Investor Communications Company to provide investor relations services, we issued 120,000 common shares with 36,000 shares vesting immediately and the remaining 84,000 shares vesting ratably over the twelve-month term of the agreement. The cumulative value based on the closing price of the common stock on the date of vesting was $555,363.

On February 1, 2000, pursuant to a consulting agreement with MHE, Inc., we issued 250,000 common shares valued at $8.69 per share.

On April 20, 2000, pursuant to a consulting agreement with Business Investor Services, Inc., we issued 50,000 common shares valued at $3.13 per share.

On April 20, 2000, we granted a warrant to purchase 100,000 common shares to Ardt Investment Management, Inc. as compensation for a Corporate Development Consulting Agreement. The warrant is immediately exercisable at an exercise price of $3.00 per share. The warrant expires on April 19, 2002.

On June 16, 2000, in compromise and settlement of a consulting agreement with Genesis Financial Group, LLC, we issued 50,000 common shares valued at $3.63 per share. On February 19, 2001, we granted Genesis Financial Group, LLC, a warrant to purchase 100,000 common shares as additional compromise and settlement. The warrant is immediately exercisable at an exercise price of $.50 per share. The warrant expires on February 18, 2008.

In July 2000, we converted 5,000 shares of Preferred Series A into 50,000 common shares and 27,500 shares of Preferred Series B into 183,333 common shares. In addition, we converted $3,541 unpaid accumulated Preferred Series A dividends into 695 common shares and $51,133 unpaid accumulated Preferred Series B dividends into 17,109 common shares.

On December 12, 2000, we granted Mr. Marcovitch, Mr. Becher, Mr. Kuehne, Dr. Washington, and Dr. de Groote each an option to purchase 175,000 common shares in exchange for their continued services as directors. These options expire on December 11, 2010 and carry an exercise price of $1.03 per share.

On December 15, 2000, pursuant to a consulting agreement with Mr. Moskowitz for investor relations services, we issued 12,500 common shares valued at $.81 per share. In addition, we issued Mr. Moskowitz 12,500 common shares valued at $.45 per share on January 15, 2001; 12,500 common shares valued at $.42 per share on February 15, 2001; 10,750 common shares valued at $.68 per share on March 15, 2001; 10,750 common shares valued at $.30 on April 16, 2001; 10,750 common shares valued at $.27 on May 15, 2001, 10,750 common shares valued at $.23 on June 15, 2001; and 10,750 common shares valued at $.109 on July 17, 2001.

During 2000, we issued 362,500 common shares to investors pursuant to a stock subscription agreement dated April 28, 2000. As compensation for this subscription agreement, we issued 22,875 common shares to Mr. Ardt and 1,500 common shares to Mr. Al-Khaiyat. We granted warrants to purchase 50,000 common shares to certain of these investors. The warrants are immediately exercisable at an exercise price of $2.00 per share. The warrants expire in August 2003.

On March 5, 2001, we granted an option to purchase 25,000 common shares to Kirk
R. Rowland in consideration for services rendered to our company. The option expires on March 4, 2004 and the exercise price is $1.00 per share.

On March 7, 2001, we granted a warrant to purchase 100,000 common shares to Membrado & Montell, LLP, in exchange for legal services rendered. The warrant is immediately exercisable at an exercise price of $.01 per share. The warrant expires on March 6, 2006. On May 11, 2001, we granted an additional warrant to Membrado & Montell, LLP, to purchase 50,000 common shares. The warrant is immediately exercisable at an exercise price of $.01 per share. The warrant expires on May 10, 2006.

During 1999, we granted employees options to purchase an aggregate of 88,200 common shares in consideration for services rendered to our company. These options expire periodically in the year 2002 and carry an exercise price of $1.00 per share. During 2000, we granted employees options to purchase an aggregate of 3,000 common shares. These options expire periodically in the year 2003 and carry an exercise price of $1.00 per share. On March 5, 2001, we granted employees options to purchase an aggregate of 32,000 common shares in consideration for services rendered to our company. These options expire on March 4, 2004 and carry an exercise price of $1.00 per share.

                              PLAN OF DISTRIBUTION

Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the shares of our common stock are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock.

The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Swartz is, and each remaining selling shareholder and any broker-dealer that assists in the sale of our common stock may be deemed to be, an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The selling shareholders may agree to indemnify broker-dealers for transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

Because Swartz is, and each remaining selling shareholder may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

We have informed Swartz that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act, will apply to its sales in the market, and we have informed the other selling shareholders that these anti-manipulation rules may apply to their sales in the market. We have provided all of the selling shareholders with a copy of such rules and regulations.

Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

The selling shareholders, other than Swartz, also may resell all, or a portion, of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. Swartz may not rely upon Rule 144 since Swartz is an underwriter within the meaning of Section 2(a)(11) of the Securities Act and the safe-harbor provided by Rule 144 is not available to underwriters of our common stock.

Swartz and the other selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.


                                   MANAGEMENT

Directors and Executive Officers

The following persons are our current directors, executive officers and significant employees:

Our directors and executive officers and their ages as of March 31, 2001 are as follows:

Name                                  Age               Position

Benjamin Marcovitch                   65                Director and Chairman
                                                        of the Board

Jacques de Groote, Ph.D.              73                Director

Henry M. Washington, Ph.D.            53                Director

Sheldon H. Becher, CPA                72                Director

John A. Kuehne                        42                Director

Steven Malone                         34                President


Each director is elected to hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. All officers serve at the discretion of our Board of Directors.

Benjamin Marcovitch - Mr. Marcovitch began his career in the development, marketing and distribution of fuel oils in Montreal. He has had broad experience in developing and financing companies in many different industries. Mr. Marcovitch is currently the Chairman of Tera Financial, a Nevada corporation engaged in the business of financial investment activities, as well as Chairman and President of Gemini Capital Partners, Ltd., a European company that conducts financial transactions and provides funding and business expertise to its clients and their projects. From 1994 to 1996, he was Chairman and President of Triumph Investments, which managed investment portfolios and invested in specialized securities. From 1996 to 1998, he was a private financial advisor and investor.

Jacques de Groote, Ph.D. - Dr. de Groote is currently President of the Appian Group, an international private holding company. From 1973 to 1994, Dr. de Groote served as the Executive Director of the International Monetary Fund. From 1973 to 1991, he served as the Executive Director of the World Bank, the International Finance Corporation (IFC), and the International Development Corporation (IDC).

Henry M. Washington, Ph.D. - Dr. Washington has been Managing Director of Rilas & Rogers, LLC, an international consulting firm located in Detroit, since 1994. Rilas & Rogers has 23 consultants specializing in labor relations, human resources, community and government relations services for major manufacturing and utility firms. Dr. Washington held short-term assignments with the U.S. Department of Commerce, where he was Executive Director of the Department's Minority Business Opportunity Committee (MBOC). He serves on several discussion groups including the World Bank, USAID, and the International Monetary Fund.

Sheldon H. Becher, CPA - Mr. Becher has been a partner in the accounting and business-consulting firm of Becher, Yeager, Nall, Sherburne, Bernard & Company in Miami for over 20 years. He served as a director of Noven Pharmaceuticals, Inc. for over ten years until his retirement from that position in September of 2000.

John A. Kuehne, CPA - Mr. Kuehne is currently a management consultant with Alliance Corporate Services, Inc. John has many years of experience in finance and accounting, which includes nine years with Deloitte & Touche in Edmonton and Chicago, and in industry, which includes over seven years with Doman Industries Limited culminating as Chief Financial Officer. Mr. Kuehne holds a Bachelor of Commerce degree from the University of Alberta and a Masters of management from the highly rated J.L. Kellog Graduate School of Management at Northwestern University. He qualified as a Canadian Chartered Accountant in 1983 and as an American Certified Public Account in 1985.

Steven Malone - Mr. Malone has served as President of FindEx since March 2001. Between July 2000 and March 2001, Steven was our Senior Vice President and between June 1999 and July 2000 he was a Vice President. Mr. Malone possesses over twelve years of experience in the computer industry, with the last seven focused on software sales. As a National Account Manager for Grolier Interactive, he was responsible for their largest retail and distribution accounts. As Director of Corporate Sales for Software Publishing Corporation
(SPC), he was responsible for the ongoing sales growth of premiere corporate products, such as Harvard Graphics, as well as the introduction of several new products to the corporate marketplace. As Director of Sales for InfoUSA, he was responsible for all sales and marketing of InfoUSA's products to retail, distribution, OEM and corporate accounts.

Executive Compensation

The following table sets forth the total compensation paid to the Company's former chief executive officer during the last three completed fiscal years and each of the other executive officers of the Company who received compensation of $100,000 or more during any such year. Joseph V. Szczepaniak served as the Company's chief executive officer from May, 1999 until February 28, 2001. Steven Malone has served as the Company's President and Chief Executive Officer since that date. No other individuals employed by the Company received a salary and bonus in excess of $100,000 during 2000.

                                                                                  Annual          Long-Term
                                                                             Compensation       Compensation

                                                                                                Securities
                                                                              Other Annual      Underlying
   Name and Principal Position        Year        Salary         Bonus        Compensation      Options (#)
   ---------------------------        ----        ------         -----        ------------      -----------

Steven Malone,                        2000       $125,000         $12,500          -0-            100,000

                                       31

President and Chief Executive         1999       $ 90,000         $20,000          -0-             25,000
Officer                               1998         $-0-           -0-              -0-              -0-

Joseph V. Szczepaniak                 2000       $200,000         -0-              -0-              -0-
Former Chairman                       1999       $200,000         -0-              -0-            300,000
Chief Executive Officer               1998         $-0-           -0-              -0-              -0-

Employment Agreement

Mr. Malone is employed pursuant to a three year employment agreement which commenced on June 22, 2000. The agreement provides for a base annual salary equal to $150,000 and an annual bonus at the discretion of our Board of Directors. In the event Mr. Malone is terminated by us for anything other than cause, we are required to pay him his then base salary until the later of (i) the expiration of the employment agreement, and (ii) one year. Mr. Malone has agreed to refrain from competing with us for a period of one year following the termination of his employment.

Director Compensation

Non-officer directors are entitled to a fee of $1,000 for attendance at meetings of the Board of Directors, plus reimbursement for reasonable travel expenses. In addition, on December 12, 2000, the Company granted each of its director stock options to purchase up to 175,000 shares of common stock at a price per share of $1.03. These options are fully vested and have a term of ten years.

Information Concerning Stock Options

The following table provides information about the stock options granted to the named executive officer during the fiscal year ended December 31, 2000. We granted a total of 100,000 options during the fiscal year ended December 31, 2000.

                          Options Granted in Fiscal Year 2000

                                                                      % of Total
                         Number of Shares      Date of     Options Granted
                        Underlying Options     Option        to Employees         Exercise
Name                          Granted           Grant       in Fiscal Year          Price       Expiration Date
----                          -------           -----       --------------          -----       ---------------

Steven Malone                 100,000          6-30-00           100%              $ 2.00        June 22, 2009


The following table sets forth the number of stock options held by the executive officers named in the Summary Compensation Table as of December 31, 2000 and the value of unexercised "in-the-money" options held which represents the positive difference between the exercise price and the market price at fiscal year end. No such executive exercised any options during the fiscal year 2000.


                          2000 Fiscal Year End Option Values

                  Number of Unexercised              Value of Unexercised
Name           Options at Fiscal Year End    in-the-money Option Fiscal Year End
----             ------------------------    -----------------------------------

Joseph V. Szczepaniak      300,000                           -0-

Steven Malone              125,000                           -0-


Stock Option Plan

Our Stock Incentive Plan (the "Plan") authorizes the issuance of various forms of stock-based awards including incentive and nonqualified stock options, stock appreciation rights attached to stock options, and restricted stock awards to directors, officers and other key employees of the Company. Stock options are granted at an exercise price as determined by the Board at the time the Option is granted and shall not be less than the par value of such shares of common stock. Stock options vest quarterly over three years and have a term of ten years.


                                    BUSINESS

Overview

FindEx.com, Inc. ("FindEx" or the "Company" and collectively referred to as "we"," us" or "our" as required by the context) is a retail, wholesale, and Internet (www.quickverse.com and www.parsonschurch.com) supplier of software products to business and religious organizations and individuals. As the premier Bible study software provider, we develop and publish church and Bible study software products designed to simplify Biblical research, streamline church office tasks, provide easy access to Bible-related stories and enhance the user's understanding of the Bible. FindEx.com also offers financial information and decision support services online through its Website, www.findexfinancial.com. As discussed in more detail below, we have adopted a two-part business plan related to the development and sale of religious software products and Financial Information Products and Services.

         Religious Software Business

The first step is to be the premier provider of Bible study and related products and content to the domestic and international markets, through both acquiring established companies and ongoing internal development of products and Bible-related content. On June 30, 1999, we completed an exclusive licensing agreement (the "Mattel License Agreement") with Mattel Corporation ("Mattel") for their Parsons Church Division. In so doing, we obtained the exclusive worldwide right to market, sell, and continue to develop several top-selling Bible study software products including the Zondervan NIV Bible and QuickVerse to churches or other places of worship, religious schools and religious organizations. The Mattel License Agreement is valid for a period of ten years. QuickVerse is currently our largest-selling product with over 1,000,000 certified copies sold.

As part of our strategy, we intend to extend our current Bible software category into one that is more of a broad-based "inspirational" category, thereby allowing us to broaden our existing product lines. Such an initiative might include, for example, children's educational titles, Christian graphics programs, Sunday school teaching aides, and inspirational commentaries and devotionals.

In addition to the Mattel License Agreement, we also entered into a distribution agreement with Mattel whereby we acquired the exclusive right to sell other Mattel software titles into the Christian Bookseller Association ("CBA") market. We also now employ the strength of The Learning Company's (formerly Mattel) direct marketing group to market and sell our products directly to consumers.

         Financial Information Products & Services

The second step is to build upon our existing base of financial information products and services. We currently market Membership Plus and Membership Plus - Church Office. Each of these products provides church database, financial management and church productivity tools. We have sold this suite of products to over 25,000 church and para-church ministries. As we continue to develop the financial information and financial decision-making tools through our Findex.com website, it has the natural base of existing users to provide a broad range of products and services. We believe that we can rely upon a brand and affinity group marketing strategy to extend our product lines beyond our existing core of Bible, reference and inspirational productivity tools and into broader market segments including fundraising, debt management and building fund decision tools. The first step in extending our plan to accomplish this is making these products and services available to the church and para-church ministries. The second step will be to provide similar tools customized to the members and other attendees of these churches.

Our Key Products

Our two most significant products are QuickVerse, a Bible study search engine tool, and the Membership Plus product, a Windows-based financial and data management product for churches currently used in over 25,000 churches.

                  QuickVerse Software

QuickVerse software simplifies Biblical research, allowing the user to view multiple reference materials, including Bibles, dictionaries, commentaries and encyclopedias side-by-side on the computer screen. A built-in QuickSearch feature enables the user to highlight a word or Bible verse and find all of its occurrences in a particular text. Advanced search options also enable users to search by word, phrase or verse in any language across multiple books. QuickVerse Version 7 ("QV7") is available in three CD-ROM editions: the QuickVerse Standard Edition which includes 8 Bibles and 38 reference titles, the QuickVerse Expanded Edition which includes 11 Bibles and 54 reference titles, and the QuickVerse Deluxe Edition which includes 16 Bibles and 76 reference titles. Each QuickVerse purchase includes access to various online books via the QuickVerse(TM) Online Library, with complete access to all library titles for a monthly fee.

In February 2000, we released QuickVerse Essentials, a new addition to the QuickVerse Bible software family. Positioned as an affordable, entry-level version of the original flagship QuickVerse software, Essentials includes 6 Bibles and 22 reference titles. Essentials provides the same simplified access and personal Bible study features found in the higher-end versions, as well as advanced search options and the ability to transfer text for word processing applications.

                  Membership Plus Software

The Membership Plus church management software is designed to streamline church office tasks and organize church membership databases. Membership Plus makes it easier to produce targeted mailings, attendance reports and IRS-compliant contribution receipts. It also includes financial management software designed to give users a better understanding of church finances.

Information services are also available through our financial information Website www.findexfinancial.com. We deliver financial information and decision support in the areas of

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accounting and taxes, banking information and services, insurance, investments, and legal, regulatory and mortgage information. Each category on our Website supplies users with information to support an informed decision through conducting a search and/or providing access to professionals within each category by linking to other Websites.

                  Other Software Products

Our other software products include:

     o Bible Illustrator, which provides quick access to thousands of Bible-related stories, quotes and anecdotes, and various biblical language tutorials, sermons and stories.

     o Calendar Creator Christian Edition software, which allows the user to create custom, personalized calendars for church, classroom, and personal use. Other benefits include the ability to view multiple calendars at once, a fully integrated address book and the ability to select images from the products inspirational photo collection and then complete the calendar with Bible verses to give a spiritual touch to the user's schedule.

     o Clickart Christian Graphics Deluxe, which is a graphic program with over 13,000 high-quality illustrative and photographic images, fonts and alphabets. Included is PrintMaster Classic 7.0, which aids in the creation of custom logos, graphics and easy Webpage publishing in addition to providing thousands of professional templates and images free via the Online Art Gallery.

Our Market

A 1999 Gallup poll found 55 percent of Americans identified themselves as Protestant, while 28 percent identified themselves as Catholic. The number of people who describe themselves as born-again or evangelical Christians is at an all-time high of 47 percent. Religious retailing is a $3 billion business according to the CBA. The 3,500-store segment has a few chains, Family Christian Stores being the largest with 340 stores. We believe that the growth in religious sales has been, and is currently being, driven in part by the increased spending power of churchgoer's generally. According to the CBA, the average Christian shopper is well-educated, aged 30 to 49 and has a net income of more than $40,000.

As religious retailing increases, secular stores are offering more religious products. Wal-Mart, for example, is offering more shelf space to religious products. Moreover, 70 percent of religious books are now generally available at chains such as Barnes and Noble. Finally, Amazon.com is credited as presently being the largest seller of Christian books and music on the Internet.

Jupiter Communications, an Internet commerce research Company predicts the online retail market for religious commerce will be $7 billion by 2003.

According to SOMA Communications, Inc. (a Christian broadcast market research firm utilizing data supplied by Simmons) over 70 percent of Christians on the Internet have an annual income in excess of $40,000 and over 30 percent of Christians on the Internet have annual income of over $75,000. According to Christianity Today, Inc., a publisher of Christian periodicals, when compared to the general U.S. population, Christians are approximately 25 percent more likely to own a computer and approximately 15 percent more likely to own a modem

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Acquisition Strategy

A major aspect of our development strategy includes the pursuit of acquisition or other strategic growth opportunities with respect to companies in the Bible Study, e-commerce and/or financial information marketplace. Although we have no current intentions or plans to do so, we have not ruled out the pursuit of transactional opportunities in areas outside of these as well.

As part of our strategy, we may acquire businesses that (i) only recently commenced operations, or (ii) which are development-stage enterprises in need of additional funds to expand into new products or markets, or (iii) are established but which may be experiencing financial or operating difficulties and need additional capital. We may also pursue opportunities to acquire assets of other companies and establish wholly-owned subsidiaries in various businesses or purchase existing businesses as subsidiaries.

Because acquisition and related opportunities may occur in relation to businesses at various stages of development, the task of comparative investigation and analysis of such business opportunities is likely to be extremely difficult and complex. We are also likely to incur significant legal and accounting costs in connection with our pursuit of such opportunities, including the legal fees for preparing acquisition documentation, due diligence investigation costs and the costs of preparing reports and filings with the Securities and Exchange Commission.

Formation and Corporate History

We were incorporated under the laws of the State of Delaware on December 26,1995 as FinSource, Ltd. In April 1999, we merged with FINdex Acquisition Corporation, a Delaware corporation, in a stock-for-stock transaction. Then on April 30, 1999, we were acquired by EJH Entertainment, Inc., a Nevada corporation, in a stock-for-stock transaction and, in connection therewith, we changed our name to FindEx.com, Inc. Pursuant to a Share Exchange Agreement dated March 7, 2000, we acquired all of the issued and outstanding capital stock of Reagan Holdings, Inc., a public company ("Reagan") from the shareholders of Reagan (the "Share Exchange"). As a result of the Share Exchange, we owned 100% of the outstanding capital stock of Reagan, Reagan became our wholly-owned subsidiary, and we became the successor issuer to Reagan for reporting purposes under the Securities Exchange Act of 1934.

Marketing and Sales

One of our challenges is consistently reaching the - mostly independent - 3,500 CBA stores in order to keep them informed of new releases, promotional offers, etc. In addition to advertising in trade publications and maintaining a large presence at CBA Trade shows and events, we believe that it is critical to see each customer routinely in order to stay ahead of the competition. Towards that end, we employ an in-house sales force consisting of five representatives. Our representatives contact each of the 3,500 independent stores at least once each calendar quarter and present them with the latest in our products and promotions. We believe our personalized approach to marketing provides us with an edge over our competition, which we believe rely more on advertising to reach the CBA customers.

At secular retail, we continue to be the top seller of Bible study software and are developing additional product offerings and promotions to grow our market share.

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

In the direct sales market, we use the strength of The Learning Company's (TLC and formerly Mattel) direct marketing and sales force to sell our products directly to the consumer. TLC sends out several million catalogs, emails and direct offerings for the Company's products annually and has a direct sales infrastructure of telephone sales reps to handle both inbound and outbound sales campaigns. Additionally, in 2000, over 12% of our direct sales came through our Internet site www.quickverse.com, which is driven by TLC's www.learningco.com.

Significant Customers and Suppliers

For the years ended December 31, 2000 and 1999, sales to TLC (formerly Mattel) and subsidiaries accounted for 41% and 69% of consolidated revenues respectively, and sales to Navarre Corporation accounted for 14% and 0% respectively of consolidated revenue. We expect that sales of our products to TLC and Navarre will continue to account for a high percentage of our revenue in the foreseeable future.

Also for the years ended December 31, 2000 and 1999, product and material purchases from TLC accounted for 17% and 47%, respectively, purchases from SonoPress, Inc. accounted for 3% and 14%, respectively, purchases from Cedar Graphics, Inc. accounted for 28% and 12%, respectively, purchases from Zomax Optical Media, Inc. accounted for 13% and 6%, respectively, and purchases from N-Lightning Software Development, Inc. accounted for 12% and 0%, respectively, of the total product and material purchases made by the Company.

Regulatory Environment

We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally. However, due to the rapid growth of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our products and increase our cost of doing business or cause us to modify our operations, or otherwise have an adverse effect on our business, operating results or financial condition.

Competition

The market for our products is rapidly evolving, particularly as a result of the Internet and mobile computing, and is highly competitive. We face competition in secular, CBA, direct and Internet sales. We currently or potentially compete with a variety of companies, including Logos Research Systems, Inc., Biblesoft, Inc., Thomas Nelson, Inc. and iExalt. Certain of our competitors have longer operating histories, larger customer bases and greater financial, marketing, service, support, technical and other resources than us. Moreover, we believe that competition from new entrants will increase as the market for religious products and services expands.

We compete in the religious software market primarily based upon the breadth and quality of our products and service offerings. With our exclusive agreement to market TLC products into CBA, we already offer many more titles to CBA than any other software provider. We have the advantage of offering titles with such brand names as American Greetings (i.e. American Greetings Spiritual Expressions, American Greetings Sunday School Crafts and American Greetings Scrapbooks and More). Additionally, we offer the CBA Market educational and family titles from TLC that we believe are synergistic to its current offering and consistent with the

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

desires of the CBA shopper. With our partnership with TLC, we can offer more than 500 software titles to the CBA Market.

Employees

We currently have twenty-six full-time employees and four part-time employees operating the software publishing business. In addition, we have engaged the services of several consulting firms who are working full or part-time for the company. We rely heavily on our current officers and directors in operating our businesses. We are not subject to any collective bargaining agreements and believe that our relationship with our employees is good.

Litigation

Except as provided below, we are not currently a party to any material legal proceedings.

         The Learning Company

TLC is a customer of ours which, together with its subsidiaries, accounted for 41% of our consolidated revenue in 2000. We are currently in a dispute with TLC over amounts that we believe are owed to us by them and amounts that they assert are owed by us to them. Depending on the outcome of mediation or arbitration in this matter, we may be forced to restate our financials for 2000 and for 1999. Our periodic filings with the SEC state that, as of December 31, 2000, our accounts receivable, net of offsets, relating to TLC was $2,867,293. TLC disputes that this amount is due to us and further contends that we owe them approximately $1,000,000 in combined license fees and service fees. Although mediation is ongoing, and binding arbitration is scheduled for, and is likely to begin in, September 2001 to the extent mediation proves ineffective, there can be no assurance as to the resolution of this dispute and any negative outcome could have an adverse affect on our business, operations, financial condition and prospects.

Except as provided below, we are unaware of any threatened material litigation.

         Claim by LifeWay

In August 2000, LifeWay Christian Resources of the Southern Baptist Convention ("LifeWay") purchased 100,000 shares of our common stock for a total of $200,000 pursuant to certain subscription agreements which obligated us to register such shares within 60 days of purchase. To date, the shares have not been registered. On July 10, 2001, we received written notice from LifeWay that, unless we honored their request for rescission by returning to them the amount of their original investment within a very short period, they intended to file an action for damages in Federal Court consisting of a series of claims involving alleged violations of certain Federal and state securities laws, fraudulent inducement, and breach of contract. Although no such action has been filed to date, and there can be no way to predict in advance the outcome of any such action to the extent filed, the defending of any such action would likely result in our having to incur significant legal costs and our having to divert our management's attention away from operational and other matters. Any finding that we are liable to LifeWay could result in an award of money damages, the amount of which cannot be predicted, and the payment of which in any amount could have a material adverse effect on our business, financial condition and results of operations.

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

Properties

Our principal executive offices are located at 11640 Arbor St, Suite 201, Omaha, Nebraska. We sublease these corporate offices under a lease agreement with Ervin & Smith Inc. We also lease warehouse space in La Vista, Nebraska which we use as our distribution and fulfillment facility. We also lease office space in Cedar Rapids, Iowa for certain sales activity.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and operations in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under "Risk Factors" and elsewhere in this prospectus.

General

FindEx.com, Inc. ("FindEx" or the "Company" and collectively referred to as "we"," us" or "our" as required by the context) was incorporated under the laws of the State of Delaware on December 26,1995 as FinSource, Ltd. In April 1999, we merged with Findex Acquisition Corporation, ("FAC") a Delaware corporation in a stock-for-stock transaction. Then, on April 30, 1999 the Company was acquired by EJH Entertainment, Inc.("EJH") a Nevada corporation in a stock-for-stock transaction and the name of the Company was changed to FindEx.com, Inc. Both the merger with FAC and the acquisition by EJH were treated as reorganization mergers with the Company.

Pursuant to a Share Exchange Agreement dated March 7, 2000, FindEx.com, Inc., a Nevada corporation, acquired all of the issued and outstanding capital stock of Reagan Holdings, Inc. ("Reagan") from the shareholders of Reagan in a pro rata exchange for an aggregate of 150,000 shares of FindEx.com's common stock, par value $0.001 per share (the "Share Exchange"). As a result of the Share Exchange, 100% of the outstanding capital stock of Reagan is owned by FindEx.com and Reagan became a wholly-owned subsidiary of FindEx.com. Upon effectiveness of the Share Exchange, pursuant to Rule 12g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, FindEx.com became the successor issuer to Reagan for reporting purposes under the Securities Exchange Act of 1934.

We are a retail, wholesale and Internet supplier of software products to business and religious organizations and individuals. In July of 1999, we completed an exclusive license agreement with Mattel Corporation for the Parsons Church Division of Mattel. In so doing, we obtained the exclusive right to market, sell and continue to develop several Bible study software products. We currently develop and publish church and Bible study software products designed to simplify biblical research, and streamline church office tasks.

Since our acquisition of the Parsons Church Division from Mattel Corporation, we have expanded our presence in the Christian Booksellers Association (CBA) marketplace, lost our presence in the secular retail marketplace, re-established our presence in the secular market and expanded that presence to the point that we now have a larger presence than before. We have been aggressively pursuing our objective of becoming the premier provider of Bible study and related products and content to the domestic and international markets through both acquisition of established companies and ongoing internal development of products and Bible-related content, to build upon the Company's existing financial information products and services, and to offer additional technology, products and services that are synergistic to the affinity group FindEx already serves. We have developed two (2) enhanced releases of our flagship product, QuickVerse, one (1) new product targeted mainly to the secular market, QuickVerse Essentials, and one (1) enhanced release of our top financial product, Membership Plus. We are currently researching new opportunities in technology for our existing software titles and expanding our financial product line.

Our software product sales and revenues have a significant seasonality associated with them. More than 50% of our annual sales are expected to occur in the five months of September through January; the five months of April through August are expected to be the weakest generating only about 33% of our annual sales.

Three Months Ended March 31, 2001, Compared With Three Months Ended March 31,
2000

         Results of Operations

Our earnings before interest, taxes, depreciation, and amortization (EBITDA) for the three months ended March 31, 2001 was a loss of approximately $175,500. This loss includes non-cash expenses recorded during the period. We recognized expenses of $18,185 relating to 35,750 common shares issued to an individual for investor relations services, $39,501 relating to a warrant to purchase up to 100,000 shares of our common stock issued to Genesis Financial Group, LLC for consulting services, and $36,859 relating to a warrant to purchase up to 100,000 shares of our common stock issued to a law firm in consideration of legal services.

         Revenues

Revenues from the sale of software are recognized when the product is shipped, except in those cases where product is shipped on a consignment basis, in which case revenues are recognized at the time of sale. Product return reserves are based upon a percentage of total retail and direct sales for the period and may increase or decrease as actual returns are processed. Product returns or price protection concessions that exceed our reserves could materially adversely affect our business and operating results and could increase the magnitude of quarterly fluctuations in our operating and financial results. [See "Risk Factors - Product Returns Or Price Protection Concessions That Exceed Our Anticipated Reserves Could Result In Worse Than Expected Operating Results"] We reproduce and distribute the Zondervan NIV Bible pursuant to a licensing agreement with The Zondervan Corporation which provides that we will pay a royalty fee of 10% of net sales on the stand-alone product and $8.00 per unit on total net units of QuickVerse. The products containing the Zondervan NIV Bible, including QuickVerse, accounted for approximately 31% of our revenues in fiscal 2000. Due to our shortage in working capital, we are significantly in arrears on the royalty payments due under such licensing agreement. On April 5, 2001, we received a notice from The Zondervan Corporation informing us that they are terminating our rights under the licensing agreement. We are currently negotiating a settlement with the Zondervan Corporation, which we believe will allow us to continue reproducing and distributing products containing their content. However there can be no assurance that we will be able to negotiate a satisfactory settlement and a termination of our rights under the licensing agreement would have a material adverse effect on our business.

Gross revenues decreased from $2,135,481 for the three months ended March 31, 2000 to $1,403,842 for the three months ended March 31, 2001. Gross revenues for 2000 reflect the introduction of one new title, QuickVerse Essentials. The Company did not introduce any new titles or upgrades during the first quarter of 2001. In addition to the new title released in the first quarter of 2000, sales would also reflect reorders resulting from the fourth quarter 1999 release of QuickVerse version 6 and Membership Plus version 6. Sales for the first quarter of 2001 reflect reorders from the fourth quarter 2000 release of only one title, QuickVerse version 7 ("QV7"). In addition, due to our ongoing dispute with The Learning Company ("TLC" and formerly Mattel Corporation) and their decision to reduce their workforce and product lines, sales to their "direct to consumer" division decreased from $1,128,389, or 53% of gross sales, for the three months ended March 31, 2000, to $235,419, or 17% of gross sales, for the three months ended March 31, 2001. Gross sales to customers other than TLC increased from $1,007,092 for 2000 to $1,168,423 for 2001.

The provision for sales returns increased from $94,900 for the three months ended March 31, 2000 to $203,400 for the three months ended March 31, 2001. The Company experienced larger product returns during the first quarter of 2001 than during the same period of 2000. Product returns are typically higher in the secular marketplace than the Christian marketplace. As the distributors place the products into the secular retail channel, they monitor the sell-through rates of those products and generally return quantities of those that are not selling as anticipated. This practice contrasts with the Christian marketplace in that the quantities ordered are generally smaller and the retailer is willing to hold on to the products for a longer period of time before making the decision to return. The release of QV7 in November 2000 also increased the quantity of returns of prior versions as stores made shelf space. With our expanded presence in the secular retail market, we increased our provision for anticipated returns of channel inventory at March 31, 2001 compared with the prior year.

         Cost of Sales

Cost of sales consists primarily of royalties to third party providers of intellectual property and the direct costs and manufacturing overhead required to reproduce and package software products. The direct costs and manufacturing overhead remained steady increasing only slightly from 20.7% of gross revenues in 2000 to 21.8% of gross revenues in 2001. Royalties to third party providers of intellectual property also increased from 6.9% of gross revenues in 2000 to 9.9% of gross revenues in 2001. The primary reason for the royalty increase in 2001 stems from content additions to QV7. Several new titles were added and the entire content of the QuickVerse Greek Edition was included as basic content of the Deluxe version while continuing to be marketed as a separate product.

         Sales, General and Administrative

Operating expenses for 2001 include approximately $94,500 in non-cash expenses for stock and warrants issued for services. [See"Results of Operations"]

Sales expenses reflect a decrease in the provision for technical support costs and advertising costs. The Company began providing our own technical support in April 2001 effectively lowering the matching of future technical support costs related to sales from the current year period. Prior to that point, the Company operated under an agreement with The Learning Company whereby TLC provided technical support and billed FindEx based on the monthly number of technical support calls and emails received. It is anticipated that future technical support costs will remain lower, on a per instance basis, than that provided by TLC.

Personnel costs decreased approximately $30,000 from 2000 to 2001 primarily from a reduction in development staff. It is anticipated that personnel costs will increase in future periods as operating capital is available to fund full staffing of our product development team and expansion of the technical support and direct marketing staff. Corporate services decreased approximately $65,000 from a reduction in business consulting and valuation services contracts. Investor services decreased approximately $41,000 from a change in service providers. Legal costs increased approximately $105,000 from settlement of a dispute with Genesis Financial Group, LLC, over payment for services provided during 1999 and 2000, and from consultation provided regarding our dispute with TLC. It is anticipated that legal costs will continue to be higher than those recorded in the comparable prior year period until the dispute with TLC is finally resolved.

Costs associated with acquiring Reagan Holdings, Inc. amounted to $150,000 for the first quarter of 2000. The Company did not have any business combinations during the first quarter of 2001. Acquisition costs are expected to continue as we pursue our business plan for growth by acquiring companies that are synergistic with our current product line and customer base.

Amortization decreased from $156,777 for the three months ended March 31, 2000, to $135,076 for the three months ended March 31, 2001, due to the expiration of a minor software license agreement on September 30, 2000.

Fiscal Year Ended December 31, 2000, Compared To Fiscal Year Ended December 31, 1999

         Results of Operations

FindEx.com was an inactive company until the acquisition of the Parsons Church Division from Mattel Corporation in June 1999, and had no revenue and limited expenses from January 1, 1999 through approximately mid-July, 1999. Therefore, the results of operations for fiscal year 2000 are not comparable to the results for the same period in 1999. Much of the discussion of results analyzes operations solely for the twelve months ended December 31, 2000.

Our earnings before interest, taxes, depreciation, and amortization (EBITDA) for the twelve months ended December 31, 2000 was a loss of approximately $3,258,000. This loss, however, includes several non-cash expenses recorded during the year. We recognized expenses of $555,363 relating to 120,000 common shares issued to IC Capital, LLC for investor relations services, $181,250 relating to 50,000 common shares issued to Genesis Financial Group, LLC for consulting services, $2,171,875 relating to 250,000 common shares issued to MHE, Inc. for consulting services, and $328,571 to Business Investor Services, Inc. relating to 100,000 shares and 100,000 warrants for consulting services. In addition, we increased our reserve for sales returns by $150,720 and our reserve for rebates by $92,300 to reflect higher expected future occurrences due to our expanded presence in the secular retail marketplace.

         Revenues

Revenues from the sale of software are recognized when the product is shipped, except in those cases where product is shipped on a consignment basis, in which case revenues are recognized at the time of sale. Product return reserves are based upon a percentage of total retail and direct sales for the period and may increase or decrease as actual returns are processed. Product returns or price protection concessions that exceed our reserves could materially adversely affect our business and operating results and could increase the magnitude of quarterly fluctuations in our operating and financial results. [See "Risk Factors - Product Returns Or Price Protection

Concessions That Exceed Our Anticipated Reserves Could Result In Worse Than Expected Operating Results"]

Gross revenues increased from $6,802,000 for the year ended December 31, 1999 to $7,947,000 for the year ended December 31, 2000. Sales returns and allowances increased from $289,000 for the year ended December 31, 1999 to $792,000 for the year ended December 31, 2000. On March 8, 2000, The Learning Company, a division of Mattel Corporation, canceled the distribution agreement. Realizing the importance of that marketplace to our business plan, we began the process of establishing those relationships on our own behalf. Key distributors in the secular market began placing orders with us on a test basis in early third quarter and by late third quarter, they began placing significant orders in preparation for the Christmas retail season. The full benefit of these efforts was not realized until fourth quarter of 2000 and is continuing to expand. In addition, Mattel Interactive, the direct sales division of Mattel Corporation, made significant reductions in workforce and product lines. This decision on their part resulted in significantly fewer and smaller orders during the last three quarters of 2000. Finally, 1999 gross revenues reflect the release of our top two titles; QuickVerse version 6.0 (QV6) in early October 1999, and Membership Plus version 6.0 in mid November 1999. Gross revenues for 2000 reflect the introduction of one new title, QuickVerse Essentials, in the first quarter, immediately before The Learning Company cancelled the distribution agreement, and the release of QuickVerse version 7.0 (QV7) in mid November 2000. The earlier release of QV6 in 1999 allowed our customers to sell down their initial orders and place reorders in time for the Christmas season. The timing of the release of QV7 did not provide adequate time for the initial orders to be sold through.

The Company experienced larger product returns during the fourth quarter of 2000 than during the same period of 1999. Product returns are typically higher in the secular marketplace than the Christian marketplace. As the distributors place the products into the secular retail channel, they monitor the sell-through rates of those products and generally return quantities of those that are not selling as anticipated. This practice contrasts with the Christian marketplace in that the quantities ordered are generally smaller and the retailer is willing to hold on to the products for a longer period of time before making the decision to return. The release of QV7 in November 2000 also increased the quantity of returns of prior versions as stores made shelf space. With our expanded presence in the secular retail market, we increased our reserve for anticipated returns of channel inventory at December 31, 2000.

         Cost of Sales

Cost of sales consists primarily of royalties to third party providers of intellectual property and the direct costs and manufacturing overhead required to reproduce and package software products. The direct costs and manufacturing overhead remained steady increasing only slightly from 15.3% of gross revenues in 1999 to 15.5% of gross revenues in 2000. Royalties to third party providers of intellectual property also increased slightly from 11.2% of gross revenues in 1999 to 13.1% of gross revenues in 2000. The primary reason for the royalty increase in 2000 stems from content additions to QV7. Several new titles were added and the entire content of the QuickVerse Greek Edition was included as basic content of the Deluxe version while continuing to be marketed as a separate product.

         Sales, General and Administrative

Operating expenses for 2000 reflect a full twelve months of operations whereas 1999 reflects only six months of activity. In addition, operating expenses for 2000 include approximately

$3,237,000 in non-cash expenses for stock and warrants issued for services and approximately $243,000 in non-cash increases in reserve accounts.

Sales expenses reflect an increase in marketing efforts and travel directly related to the establishment and expansion of our secular retail presence. Sales expenses are expected to increase in future periods due to the continued expansion of our sales force and marketing efforts and development of new and enhanced products.

Research and development costs include salaries and benefits of personnel and third parties conducting research and development of software products. Research and development expenses increased in 2000 reflecting a full development period for QV7. The research and development period for QV6 and Membership Plus version 6 was split between FindEx and Mattel Corporation in 1999. Research and development expenses are expected to increase in future periods as we add new products and versions to our product mix.

Costs associated with acquiring Reagan Holdings, Inc. amounted to $150,000 for the year 2000 compared with costs of $86,362 in 1999 associated with the mergers with FindEx Acquisition Corporation and EJH Entertainment, Inc. Acquisition costs are expected to continue as we pursue our business plan for growth by acquiring companies that are synergistic with our current product line and customer base.

         Income Tax Benefits

The Company's effective tax rate differs from the statutory federal rate due to differences between income and expense recognition prescribed by the Internal Revenue Code and Generally Accepted Accounting Principles. The Company utilizes different methods and useful lives for depreciating property and equipment. Amortization of the software license agreement is on a straight-line basis over the ten-year term for financial reporting while deductible when paid for income tax purposes. Changes in estimates (reserves) are recognized as expense for financial reporting but are not deductible for income tax purposes.

The Company has recognized a net deferred tax asset whose realization depends on generating future taxable income. We currently have net operating loss carryforwards, for income tax purposes, of approximately $5,261,000. The carryforwards are the result of income tax losses generated in 1996 ($50,000 expiring in 2011), 1997 ($77,000 expiring in 2012), 1998 ($54,000 expiring in
2018), and 2000 ($5,080,000 expiring in 2020). The Company will need to achieve a minimum annual taxable income through the year 2020, before deduction of operating loss carryforwards, of approximately $264,000 to fully utilize the current loss carryforwards. We believe this is achievable, with our current sales levels, through careful expense management and continued introduction of new products and enhanced versions of our existing products. In addition, the deductions currently taken for license agreement payments will expire within the next year and taxable income will be greater than income for financial reporting purposes.

Management expects the deductible temporary differences (reserves) to reverse sometime beyond the next fiscal year, with the exception of accrued bonuses. The future tax benefit associated with those bonuses is not expected to be realized when paid due to the expected utilization of operating loss carryforwards.

Liquidity and Capital Resources

As of March 31, 2001, FindEx had $4,927,792 in current assets, $5,389,192 in current liabilities and a retained deficit of $2,444,489. We had a net loss of $281,207 for the three months ended March 31, 2001. Operating expenses for the three-month period ended March 31, 2001 included approximately $94,500 in non-cash expenses related to stock issued for services. [See "Results of Operations"]. Positive cash flow from operations for the period was $585.

To date, FindEx has funded its purchase of the Parsons Church Division primarily through operations. In addition, a dispute with TLC over specific performance provisions of and payments due on the Finished Goods Distribution Agreement has also lead to a shortage of working capital. Discussions and negotiations are ongoing with TLC and we believe that rapid resolution of the dispute will provide cash flow sufficient to fund operation needs allowing equity capital to fund product development and expansion of our business plan.

On June 6, 2001, we entered into the Equity Line Investment Agreement with Swartz. The Equity Line Investment Agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $15 million from time to time during a three-year period beginning on the date that this registration statement is declared effective. Such sales are referred to throughout this registration statement as "Puts". The trading volume limits the dollar amount of each Put and a minimum period of time must occur between Puts. In order to sell shares to Swartz, there must be an effective registration statement on file with the SEC covering the resale of the shares by Swartz and we must meet certain other conditions.

We have incurred recurring operating losses and positive cash flows from operating activities and have negative working capital. We believe that our available equity financing arrangement with Swartz will be sufficient to meet our working capital and capital expenditure requirements for at least the next two years. However, there can be no assurance that we will receive financing from Swartz, that we will not require additional financing within this time frame or that such additional financing, if needed, will be available on terms acceptable to us, if at all.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no Related Transactions or Certain Relationships to be reported.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the securities being registered by this registration statement is being passed upon for the registrant by Membrado & Montell, LLP. As of the date of this registration statement, Membrado & Montell, LLP owned warrants to purchase up to 150,000 shares of the registrant's common stock at a purchase price of $0.01 per share.


                               MARKET INFORMATION

Our common stock is traded on the OTC Bulletin Board, a service provided by the Nasdaq Stock Market Inc., under the symbol, "FIND". The Nasdaq Stock Market has implemented a change in its rules requiring all companies trading securities on the OTC Bulletin Board to become reporting companies under the Exchange Act of 1934. FindEx was required to become a reporting company by the close of business on April 19, 2000.

We acquired all the outstanding shares of Reagan to become successor issuer to it pursuant to Rule 12g-3 of the Securities Exchange Act in order to comply with the reporting company requirements implemented by the Nasdaq Stock Market.

The following table sets forth for the periods indicated the high and low bid prices for the common stock as reported each quarterly period within the last two fiscal years on the OTC Bulletin Board. The prices have been adjusted to reflect the 20-to-1 reverse split of our common stock effected in July 1999. The prices are inter-dealer prices, do not include retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


                                  Common Stock

         1999                        High              Low

         First Quarter                --               --
         Second Quarter             $19.00            $4.75
         Third Quarter              $12.44            $5.75
         Fourth Quarter             $12.88            $4.38


         2000                        High              Low

         First Quarter             $10.625           $5.8125
         Second Quarter             $7.750           $3.0000
         Third Quarter              $3.500           $0.9063
         Fourth Quarter             $1.500           $0.3750

         2001                        High              Low
         ----                        ----              ---
         First Quarter              $.680             $.156
         Second Quarter             $.410             $.160


     On July 25, 2001, the closing bid price of our common stock was $.079 and there were approximately 203 shareholders of record, excluding stock held in street name.


                                DIVIDENDS POLICY

We have never declared cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.


                             PRINCIPAL STOCKHOLDERS

The following table sets forth, as of July 25, 2001, the stock ownership of each officer and director of our company, of all our officers and directors as a group, and of each person known by us to be a beneficial owner of five percent or more of our common stock. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power over such shares. Unless otherwise indicated, the address of each names beneficial owner is the same as that of our principal executive offices located at 11640 Arbor Street, Suite 201, Omaha, Nebraska.


                                                                      Percent of
Name                              Number of Shares    Outstanding   Common Stock

Steven Malone                          125,000            (1)            0.0118
Benjamin Marcovitch                    175,000            (2)            0.0165
Jacques de Groote, Ph.D.               175,000            (2)            0.0165
Henry M. Washington, Ph.D.             175,000            (2)            0.0165
Sheldon H. Becher, CPA                 175,000            (2)            0.0165
John A. Kuehne                         175,000            (2)            0.0165
All directors & officers as a group
(6 persons)                          1,000,000                           0.0947
------------------------------

* Less than 1%.
(1) Consists of a currently exercisable option to acquire 125,000 shares of common stock.
(2) Consists of a currently exercisable option to acquire 175,000 shares of common stock.


                            DESCRIPTION OF SECURITIES

The following summary description of our capital stock is a summary and is qualified in its entirety by reference to our Articles of Incorporation, as amended to date and our Bylaws. All material terms of these referenced documents are disclosed in this document.

The Company has an authorized capitalization of 50,000,000 shares of common stock, $.001 par value per share and 5,000,000 authorized shares of preferred stock, $.001 par value per share. Our Articles of Incorporation authorize our Board of Directors to direct the issuance of shares of preferred stock in one or more series from time to time and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. These may include voting rights, dividend rates and whether dividends are cumulative, terms and conditions of redemption or conversion, and rights upon liquidation.

Common Stock

As of July 25, 2001, there were 10,588,359 shares of our common stock issued and outstanding. The holders of our common stock are entitled to one non-cumulative vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive ratably any dividends that are declared by our Board of Directors out of funds legally available therefor and are entitled to share ratably in all of the assets of the Company available for distribution to holders of our common stock upon liquidation, dissolution or winding up of the affairs of the Company. Holders of our common stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto.

Preferred Stock

As of July 25, 2001, there were 15,000 shares of the FindEx Series A Convertible Preferred Stock issued and outstanding at a face price of $10.00 per share. The Series A Convertible Preferred Stock is entitled to receive a dividend of $.50 per annum per share, and no more when, as and if declared by our Board of Directors. The Series A Convertible Preferred Stock has voting rights limited to one vote for each share held. The Series A Convertible Preferred Stock may be redeemed by us at any time after April 15, 2000 into fully paid and nonassessable shares of common stock and such securities and property initially at the rate of 10 shares of common stock for each full share of Convertible Preferred Stock, plus an amount equal to the dividends accrued and unpaid thereon to the conversion date.

As of July 25, 2001, there were 40,000 shares of FindEx Series B Convertible Preferred Stock issued and outstanding at a face price of $20.00 per share. The Series B Convertible Preferred Stock is entitled to receive a dividend of $1.60 per annum per share, and no more when, as and if declared by our Board of Directors. The Series B Convertible Preferred Stock has voting rights limited to one vote for each share held. The Series B Convertible Preferred Stock shall be convertible into fully paid and nonassessable shares of common stock and such securities and property initially at the rate of 1 share of common stock for each full share of Convertible Preferred Stock.

The Board of Directors, without shareholder approval, may issue preferred stock with voting and conversion rights that could materially and adversely affect the voting power of the holders of our common stock. The issuance of preferred stock could also decrease the amount of earnings and assets available for distribution to holders of our common stock. In addition, the issuance of preferred stock may have the effect of delaying or preventing a change of control of the Company. At present, we have no plans to issue any additional shares of preferred stock.

Dividends

We have not paid any cash dividends to date, and we do not intend to declare any cash dividends on our common shares in the foreseeable future. Payment of dividends is solely at the discretion of our Board of Directors.


                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Nevada law authorizes a Nevada corporation to indemnify its officers and directors against claims or liabilities arising out of such person's conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company for which they serve. Our Articles of Incorporation provide for indemnification of the directors of FindEx. In addition, our Bylaws provide for indemnification of our directors, officers, employees or agents. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of our Company.

                                 TRANSFER AGENT

The transfer agent for FindEx common stock is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004. The Company serves as its own transfer agent and registrar for each of the Series A and Series B Convertible Preferred Stock.

                                  LEGAL MATTERS

Membrado & Montell, LLP, New York, New York, 10001 has passed on the validity of the common stock offered by us.


                                     EXPERTS

The audited consolidated financial statements included in this prospectus have been examined by Chisholm & Associates, independent certified public accountants, and are included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

We have filed with the Securities Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the rules and regulations of the SEC. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York. You may also obtain copies of all or any portion of the registration statement from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access such material electronically by means of the SEC's home page on the Internet located at www.sec.gov. Descriptions contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

                                FindEx.com, Inc.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                                   March 31, 2001
                                                                       December 31, 2000            (UNAUDITED)
                                                                      --------------------       -------------------
                                                      ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                      $              21,768         $          30,392
     Accounts receivable, trade
      (net of allowance of $22,000 and $21,167, respectively)                   3,884,858                 3,575,213
     Inventories                                                                  617,902                   500,272
     Other current assets                                                         779,845                   821,915
                                                                   -----------------------       -------------------

      TOTAL CURRENT ASSETS                                                      5,304,373                 4,927,792
                                                                   -----------------------       -------------------

PROPERTY AND EQUIPMENT, net                                                       107,126                   102,047
                                                                   -----------------------       -------------------

OTHER ASSETS
     Licenses, net                                                              4,279,813                 4,153,936
     Other assets                                                                 340,005                   352,919
                                                                   -----------------------       -------------------
      TOTAL OTHER ASSETS                                                        4,619,818                 4,506,855
                                                                   -----------------------       -------------------

      TOTAL ASSETS                                                  $      10,031,317             $       9,536,694
                                                                   =======================       ===================


                                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable                                               $           1,188,289         $       1,189,086
     Notes payable                                                                749,000                   749,000
     Accrued royalties                                                          1,625,427                 1,762,427
     Accrued income taxes                                                          39,284                     7,284
     License fees payable                                                       1,026,712                 1,051,785
     Other current liabilities                                                  1,068,441                   629,610
                                                                   -----------------------       -------------------

      TOTAL CURRENT LIABILITIES                                                 5,697,153                 5,389,192
                                                                   -----------------------       -------------------

STOCKHOLDERS' EQUITY
     Preferred stock, Series A, $.001 par value, 5,000,000
       shares authorized, 15,000 shares issued and outstanding                         15                        15
     Preferred stock, Series B, $.001 par value, 5,000,000
       shares authorized, 40,000 shares issued and outstanding                         40                        40
     Common stock, $.001 par value, 50,000,000 shares
       authorized, 10,509,609 and 10,545,359 shares issued and
       outstanding, respectively (Note 2)                                          10,509                    10,545
     Paid-in capital                                                            6,486,881                 6,581,391
     Retained (deficit)                                                       (2,163,281)               (2,444,489)
                                                                   -----------------------       -------------------
      TOTAL STOCKHOLDERS' EQUITY                                                4,334,164                 4,147,502
                                                                   -----------------------       -------------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $          10,031,317         $       9,536,694
                                                                   =======================       ===================

The accompanying notes are an integral part of these financial statements.

                                FindEx.com, Inc.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE THREE MONTHS ENDED MARCH 31,
                                   (UNAUDITED)

                                                                          2000                       2001
                                                                 -----------------------     ----------------------

REVENUES, net of reserves and allowances                       $              2,040,291    $             1,130,722

COST OF SALES                                                                   588,810                    443,852
                                                               -------------------------  -------------------------

GROSS PROFIT                                                                  1,451,481                    686,870

OPERATING EXPENSES
               Sales                                                            172,696                    148,428
                eneral and administrative
               G                                                              1,014,020                    713,943
                                                               -------------------------  -------------------------
                    TOTAL OPERATING EXPENSES
                                                                              1,186,716                    862,371
                                                               -------------------------  -------------------------

EARNINGS (LOSS) BEFORE INTEREST, TAXES,
               DEPRECIATION AND AMORTIZATION
                                                                                264,765                  (175,501)
                                                               -------------------------  -------------------------
OTHER INCOME (EXPENSES)
               Interest income
                                                                                  1,482                      6,469
               Other income
                                                                                  1,500                      2,477
               Depreciation and amortization
                                                                              (156,777)                  (135,076)
               Interest expense
                                                                               (13,673)                   (16,576)
                                                                 -----------------------  -------------------------
                    NET OTHER INCOME (EXPENSES)
                                                                              (167,468)                  (142,706)
                                                               -------------------------  -------------------------


NET INCOME (LOSS) BEFORE INCOME TAXES                                            97,297                  (318,207)

               INCOME TAXES
                                                                               (41,000)                     37,000
                                                               -------------------------  -------------------------


NET INCOME (LOSS)                                              $                 56,297    $             (281,207)
                                                               =========================  =========================

NET EARNINGS (LOSS) PER SHARE (Note 3)
                    Basic
                                                               $                   0.01    $                (0.03)
                                                               =========================  =========================
                    Diluted                                    $                           $
                                                                                   0.01                     (0.03)
                                                               =========================  =========================

WEIGHTED NUMBER OF SHARES OUTSTANDING
                    Basic
                                                                              9,140,116                 10,534,026
                                                               =========================  =========================
                    Diluted
                                                                              9,407,616                 10,534,026
                                                               =========================  =========================

The accompanying notes are an integral part of these financial statements.

                                FindEx.com, Inc.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      FOR THE THREE MONTHS ENDED MARCH 31,
                                   (UNAUDITED)

                                                                                  2000                   2001
                                                                            ------------------     ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
         Cash received from customers                                       $       2,940,679      $       1,306,958
         Cash paid to suppliers and employees                                     (1,968,853)            (1,274,941)

                                   Interest paid                                      (1,423)                      -

         Interest received                                                              1,482                    568

         Income taxes paid                                                                  -               (32,000)
                                                                            ------------------     ------------------

             NET CASH PROVIDED BY OPERATING ACTIVITIES                                971,885                    585
                                                                            ------------------     ------------------

CASH FLOWS FROM INVESTING ACTIVITIES

         Cash received in merger with Reagan Holdings, Inc.                               701                      -

         Acquisition of property, plant and equipment                                (16,705)                (2,034)

         Deposits made                                                                      -               (15,000)

         Cash received from software license adjustment                                     -                 25,073

         Cash paid for software license agreement                                 (1,536,375)                      -
                                                                            ------------------     ------------------


             NET CASH (USED) PROVIDED BY INVESTING ACTIVITIES                     (1,552,379)                  8,039
                                                                            ------------------     ------------------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES

         Proceeds from issuance of notes payable                                      450,000                      -
                                                                            ------------------       ----------------


NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                (130,494)                  8,624
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                        147,272                 21,768
                                                                            ------------------     ------------------

                                                                            $          16,777      $          30,392
                                                                            ==================     ==================

RECONCILIATION OF NET INCOME (LOSS) TO CASH FLOWS FROM OPERATING ACTIVITIES
         Net income (loss)                                                  $          56,297      $       (281,207)
         Adjustments to reconcile net income (loss) to net cash provided by operating activities:
               Depreciation & amortization                                            156,777                135,076

               Stock issued for services                                                    -                 94,545
             Change in assets and liabilities:
               Decrease in accounts receivable                                        830,889                309,645
               (Increase) decrease in inventories                                    (57,645)                117,630

               (Increase) decrease in prepaid expenses                                 11,519                (5,070)

               Increase (decrease) in accounts payable                              (160,255)                    798


                                       52

               Increase (decrease) in income taxes payable                             41,000               (32,000)

               (Decrease) in deferred taxes                                                 -               (37,000)
               Increase in accrued royalties                                           78,818                137,000
               Increase (decrease)  in other liabilities                               14,485              (438,832)
                                                                            ------------------     ------------------


             NET CASH PROVIDED BY OPERATING ACTIVITIES                      $         971,885      $             585
                                                                            ==================     ==================

The accompanying notes are an integral part of these financial statements.



                                FindEx.com, Inc.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 2001
                                   (unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited condensed consolidated financial statements reflect all adjustments that, in the opinion of management, are considered necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements of FindEx.com, Inc. included in our Form 10-KSB for the fiscal year ended December 31, 2000.


NOTE 2 - STOCKHOLDERS' EQUITY

Common Stock

On January 15, 2001, pursuant to a consulting agreement with an individual to provide investor relations services, FindEx issued 12,500 common shares valued at $.45 per share.

On February 15, 2001, pursuant to a consulting agreement with an individual to provide investor relations services, FindEx issued 12,500 common shares valued at $.42 per share.

On March 15, 2001, pursuant to a consulting agreement with an individual to provide investor relations services, FindEx issued 10,750 common shares valued at $.68 per share.

Warrants

On February 19, 2001, in compromise and settlement of a consulting agreement, FindEx issued warrants to purchase 100,000 common shares exercisable at $.50 per share. The warrants are currently exercisable and expire in February 2008. The fair value of the warrants is estimated on the date of grant using the Black-Scholes option-pricing model with the same assumptions indicated in Note 4 below. In association with the warrants, the Company recognized $39,501 of consulting expense.

On March 7, 2001, pursuant to an agreement with a law firm to provide corporate legal services, FindEx issued warrants to purchase 100,000 common shares exercisable at $.01 per share. The warrants are currently exercisable and expire in March 2006. The fair value of the warrants is estimated on the date of grant using the Black-Scholes option-pricing model with the same assumptions indicated in Note 4 below. In association with the warrants, the Company recognized $36,859 of legal expense.


NOTE 3 - EARNINGS PER COMMON SHARE

Earnings per common share are computed by dividing net income (loss) by the weighted average number of common shares and common stock equivalents outstanding during the year. Common stock equivalents are the net additional number of shares that would be issuable upon the exercise of the outstanding common stock options (see Note 4), assuming that the Company reinvested the proceeds to purchase additional shares at market value. A total of 1,870,450 and 588,000 potentially dilutive securities for the three months ended March 31, 2001 and 2000, respectively, have been excluded from the computation of diluted earnings per share, as their inclusion would be anti-dilutive.

The following table shows the amounts used in computing earnings per share and the effect on income (loss) and the average number of shares of dilutive potential common stock:

                                                           Income (Loss)          Shares          Per-share
     For the Three Months Ended March 31, 2000              (Numerator)        (Denominator)        Amount
     -------------------------------------------------    ----------------    ----------------    -----------
     Net Income                                                   $56,297
     Less preferred stock dividends                             --
                                                          ----------------
     Income available to common
        stockholders-basic earnings per share                      56,297           9,140,116           $.01
                                                                                                  ===========
     Effect of Dilutive Securities
        Options                                                 --                  --
        Convertible Preferred Series A                          --                    200,000
        Convertible Preferred Series B                          --                     67,500
                                                          ----------------    ----------------
     Income available to common
        stockholders-diluted earnings per share                   $56,297           9,407,616           $.01
                                                          ================    ================    ===========

                                                           Income (Loss)          Shares          Per-share
     For the Three Months Ended March 31, 2001              (Numerator)        (Denominator)        Amount
     -------------------------------------------------    ----------------    ----------------    -----------
     Net Loss                                                  $(281,207)
     Less preferred stock dividends                             --
                                                          ----------------
     Loss available to common
        stockholders-basic earnings per share                   (281,207)          10,534,026         $(.03)
                                                                                                  ===========
     Effect of Dilutive Securities
        Options                                                 --                  --
        Convertible notes payable                               --                  --
        Convertible Preferred Series A                          --                  --
        Convertible Preferred Series B                          --                  --
        Warrants                                                --                  --
                                                          ----------------    ----------------
     Loss available to common

                                       54

        stockholders-diluted earnings per share                $(281,207)          10,534,026         $(.03)
                                                          ================    ================    ===========


NOTE 4 - STOCK-BASED COMPENSATION

The Stock Incentive Plan (the "Plan") authorizes the issuance of various forms of stock-based awards including incentive and nonqualified stock options, stock appreciation rights attached to stock options, and restricted stock awards to directors, officers and other key employees of the Company. Stock options are granted at an exercise price as determined by the Board at the time the Option is granted and shall not be less than the par value of such shares of Common Stock. Stock options vest quarterly over three years and have a term of ten years. At March 31, 2001, 7,855,800 shares were available for future issuance under the Plan.

Effective March 5, 2001, the Company decreased the exercise price of all outstanding employee options. The value of the original stock option at the modification date was based on the shorter of (1) its remaining original expected life or (2) the expected life of the new option. The fair value of the modified option at the grant date was compared with the value at the date the old option was repurchased (immediately before its terms were modified). The excess of the modified option over the old option repurchased is included in the proforma amounts indicated below.

The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for outstanding stock options. Had compensation cost for the Company's outstanding stock options been determined based on the fair value at the grant date for those options consistent with SFAS No. 123, the Company's net loss and primary and diluted earnings per share would have differed as reflected by the pro forma amounts indicated below:

         Net loss:
         ---------------------
            As reported                     $(281,207)
            Proforma                        $(322,386)

         Basic loss per share:
         --------------------
            As reported                         $(.03)
            Proforma                            $(.03)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

         Expected dividend yield                     0%
         Expected stock price volatility           186%
         Risk-free interest rate                  6.00%

The weighted average fair value of options granted during 2000 is $.54 per share.

The following table summarizes information about stock options outstanding at March 31, 2001.

                                                        Number         Weighted-Average        Weighted
                                                      Outstanding          Remaining            Average
                                                     at March 31,      Contractual Life        Exercise
         Range of Exercise Prices                        2001               (Years)              Price
         ----------------------------------          --------------    ------------------    --------------
         $1.00 to $2.00                                  1,144,200            9.8                    $1.01

                                       55

Activity under the Company's stock option plan is summarized as follows:

                                                                               Outstanding Options
                                                                       ------------------------------------
                                                        Shares         Number of Shares        Weighted
                                                                                                Average
                                                       Available                               Exercise
                                                       for Grant                                 Price
                                                     --------------    ------------------    --------------
         Balance at December 31, 2000                    7,638,800             1,361,200             $3.71
             Granted                                      (83,000)                83,000             $1.00
             Canceled                                      300,000             (300,000)            $11.00
             Exercised                                    --                  --                    --
                                                     --------------    ------------------
         Balance at March 31, 2001                       7,855,800             1,144,200             $1.01
                                                     ==============    ==================


NOTE 5 - SUPPLEMENTAL CASH FLOW INFORMATION

The Company incurred the following non-cash investing and financing activities during the three months ended March 31, 2001 and 2000, respectively:

                                                       2001             2000
                                                   ---------------   -----------
 Common stock  and warrants issued for services      $ 94,545            --


NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

The Company maintains a self-insurance program for its employees' health care costs. The Company is potentially liable for losses on claims up to $10,000 per claim and $518,500 in total for the year. The Company has third-party insurance coverage for any losses in excess of such amounts. Self-insurance costs are accrued based on claims reported as of the balance sheet date as well as an estimated liability for claims incurred but not reported.


NOTE 7 - RISKS AND UNCERTAINTIES

The Company's future operating results may be affected by a number of factors. The Company is dependent upon a number of major inventory and intellectual property suppliers. If a critical supplier had operational problems or ceased making material available to the Company, operations could be adversely affected. The Company is also dependent upon a few major customers. If any of these customers experienced operational problems or ceased placing orders with the Company, operations could also be adversely affected.

The Company is currently in dispute with The Learning Company over various provisions of several agreements, including the software license agreement. Company management believes the amount of the potential loss cannot be reasonably estimated.


NOTE 8 - GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has a current period operating loss, a negative current ratio and is dependent upon financing to continue operations. As indicated in Note 7, the Company is currently in dispute with The Learning Company (TLC). Sales to TLC, and subsidiaries, accounted for 41% of consolidated revenue for the year ended December 31, 2000, and 15% for the three months ended March 31, 2001. Accounts receivable, net of offsets, relating to TLC was $2,947,623 as of March 31, 2001. Due to the uncertainty regarding the timing and amount of ultimate collection, the Company is dependent upon financing to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is management's plan to utilize external funding sources to provide cash necessary to fund ongoing operations and the Company's business plan. However, the anticipated offering may not provide proceeds sufficient to fund operations and meet the needs of the Company's business plans. Management believes collection of the TLC balance and realization of ongoing revenues would be sufficient to fund operations and allow the external funding to meet the needs of the Company's business plans.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of FindEx.com, Inc.:

We have audited the accompanying consolidated balance sheets of FindEx.com, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FindEx.com, Inc. as of December 31, 2000 and 1999 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16, the Company has a current year operating loss, a negative current ratio and is dependent upon financing to continue operations. These circumstances raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/  CHISHOLM & ASSOCIATES
--------------------------
     Chisholm & Associates

Salt Lake City, Utah
March 9, 2001

                                FindEx.com, Inc.
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2000

   ASSETS
CURRENT ASSETS
              Cash and cash equivalents ......................................   $     21,768
              Accounts receivable, less estimated doubtful accounts (Note 3) .      3,884,858
              Inventories (Note 4) ...........................................        617,902
              Deferred tax assets (Note 8) ...................................        504,998
              Other current assets ...........................................        274,847
                                                                                 ------------

                          TOTAL CURRENT ASSETS ...............................      5,304,373
                                                                                 ------------

PROPERTY AND EQUIPMENT, net (Note 5) .........................................        107,126
                                                                                 ------------

OTHER ASSETS
              Software licenses, net (Note 6) ................................      4,279,813
              Other assets, net ..............................................         11,444
              Non-current deferred tax assets (Note 8) .......................        328,561
                                                                                 ------------
                          TOTAL OTHER ASSETS .................................      4,619,818
                                                                                 ------------

                          TOTAL ASSETS .......................................   $ 10,031,317
                                                                                 ============

                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
              Accounts payable ...............................................   $  1,188,289
              Notes payable (Note 7) .........................................        749,000
              Accrued royalties ..............................................      1,625,427
              Income taxes payable (Note 8) ..................................         39,284
              Rebates payable ................................................        215,460
              Reserve for technical support charges ..........................        224,500
              Reserve for future rebates .....................................        165,000
              Reserve for sales returns ......................................        284,752
              Accrued expenses ...............................................        178,729
              License fee payable (Note 6) ...................................      1,026,712
                                                                                 ------------

                          TOTAL CURRENT LIABILITIES ..........................      5,697,153
                                                                                 ------------

STOCKHOLDERS' EQUITY (Note 9)
              Preferred stock, Series A, $.001 par value, 5,000,000 shares
                          authorized, 15,000 shares issued and outstanding ...             15
              Preferred stock, Series B, $.001 par value, 5,000,000 shares
                          authorized, 40,000 shares issued and outstanding ...             40
              Common stock, $.001 par value, 50,000,000 shares
                          authorized, 10,509,609 shares issued and outstanding         10,509
              Paid-in capital ................................................      6,486,881
              Retained deficit ...............................................     (2,163,281)
                                                                                 ------------
                          TOTAL STOCKHOLDERS' EQUITY .........................      4,334,164
                                                                                 ------------

                          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .........   $ 10,031,317
                                                                                 ============

      The accompanying notes are an integral part of these financial statements.

                                FindEx.com, Inc.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         For the Years Ended
                                                             December 31,
                                                   -----------------------------
                                                         2000           1999
                                                     -----------    -----------

REVENUES, net of reserves and allowances             $ 7,154,964    $ 6,513,408

COST OF SALES                                          2,270,144      1,800,021
                                                     -----------    -----------

GROSS PROFIT                                           4,884,820      4,713,387
                                                     -----------    -----------

OPERATING EXPENSES
              Sales                                    1,653,232      1,039,581
              General and administrative               6,489,310      1,561,529
                                                     -----------    -----------
                          TOTAL OPERATING EXPENSES     8,142,542      2,601,110
                                                     -----------    -----------
EARNINGS (LOSS) BEFORE INTEREST, TAXES,
              DEPRECIATION AND AMORTIZATION           (3,257,722)     2,112,277
                                                     -----------    -----------

OTHER INCOME (EXPENSES)
              Interest income                             10,171          4,405
              Other income                                 2,873           --
              Depreciation and amortization             (611,525)      (285,306)
              Interest expense                           (58,939)        (4,024)
                                                     -----------    -----------
                          NET OTHER INCOME (EXPENSES)   (657,420)      (284,925)
                                                     -----------    -----------
NET INCOME (LOSS) BEFORE INCOME TAXES                 (3,915,142)     1,827,352

              INCOME TAXES (Note 8)                    1,561,003       (770,000)
                                                     -----------    -----------

NET INCOME (LOSS)                                    $(2,354,139)   $ 1,057,352
                                                     ===========    ===========
NET EARNINGS (LOSS) PER SHARE (Note 10)
              Basic                                  $     (0.24)   $      0.14
                                                     ===========    ===========
              Diluted                                $     (0.24)   $      0.13
                                                     ===========    ===========

WEIGHTED NUMBER OF SHARES OUTSTANDING
              Basic                                    9,790,868      7,785,220
                                                     ===========    ===========
              Diluted                                  9,790,868      8,052,720
                                                     ===========    ===========



      The accompanying notes are an integral part of these financial statements.

                                FindEx.com, Inc.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    Preferred Stock      Common Stock                       Retained
                                                  -----------------   -------------------     Paid-In       Earnings
                                                  Series A  Series B    Shares     Amount     Capital       (Deficit)        Total
                                                    ------  -------  ---------   -------  ------------  --------------  ------------
Balance, December 31, 1998                           $  -    $  -    5,157,625   $ 5,157   $ 722,620      $(811,620)    $  (83,843)

     April 30 Reverse merger & reorganization           -       -    3,914,687     3,915      (3,915)             -              -
     adjustment for minority stockholders of  EJH
     Preferred series A shares issued for cash         20       -            -         -     199,980              -        200,000
     Preferred series B shares issued for cash          -      68            -         -   1,349,932              -      1,350,000
     Offering cost                                      -       -            -         -     (20,000)             -        (20,000)
     Net Income December 31, 1999                       -       -            -         -              -   1,057,352      1,057,352
                                                    ------  -------  ---------   -------  ------------  --------------  ------------

Balance, December 31, 1999                             20      68    9,072,312     9,072   2,248,617        245,732      2,503,509

     Issuance of Common Stock                           -       -      150,000       150         551              -            701
        for Acquisition of Reagan Holdings, Inc.
     Conversion of preferred stock                     (5)    (28)     233,333       233           -              -            200
     Preferred Series A common stock dividend           -       -          695         1       3,496         (3,541)           (44)
     Preferred Series B common stock dividend           -       -       17,109        17      51,160        (51,333)          (156)
     Common stock issued for cash                       -       -      362,500       363     724,637              -        725,000
     Offering cost                                      -       -       24,375        24     (21,204)             -        (21,180)
     Common stock issued for services                   -       -      649,285       649   3,314,925              -      3,315,574
     Common stock warrants issued for services          -       -            -         -     106,696              -        106,696
     Pre-EJH debt reclassification                      -       -            -         -      58,003              -         58,003
     Net Loss December 31, 2000                         -       -            -         -           -     (2,354,139)    (2,354,139)
                                                     ------  -------  ---------   -------  ------------  ------------  ------------

Balance, December 31, 2000                            $ 15    $  40  10,509,609  $10,509  $6,486,881    $ (2,163,281)   $4,334,164
                                                    ======  =======  ==========  =======  ============  ==============  ============

The accompanying notes are an integral part of these financial statements.

                                FindEx.com, Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                      For the Years Ended
                                                                                                           December 31,
                                                                                                     ------------------------
                                                                                                     2000                 1999
                                                                                              ----------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES
              Cash received from customers                                                    $     6,704,383      $     3,339,109
              Cash paid to suppliers and employees                                                 (5,725,619)          (2,780,097)
              Interest paid                                                                            (1,424)              (4,024)
              Interest received                                                                         4,827                4,405
              Income taxes paid                                                                        (3,272)                   -
                                                                                              ----------------     ----------------

                                                   NET CASH PROVIDED BY OPERATING ACTIVITIES          978,895              559,393
                                                                                              ----------------     -----------------

CASH FLOWS FROM INVESTING ACTIVITIES
              Cash received in merger with Reagan Holdings, Inc.                                          701                    -
              Cash paid for notes receivable                                                         (240,000)                   -
              Acquisition of property and equipment                                                   (35,538)            (106,400)
              Deposits made                                                                              (250)                (859)
              Cash paid for software license agreement                                             (2,073,788)          (2,035,074)
              Website development costs                                                                (8,343)                   -
                                                                                              ----------------     ---------------

                                                   NET CASH USED BY INVESTING ACTIVITIES           (2,357,218)          (2,142,333)
                                                                                              ----------------     ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
              Proceeds from issuance of notes payable                                                 549,000              200,000
              Proceeds from issuance of stock                                                         703,819            1,530,000
                                                                                              ----------------     -------------

                                                   NET CASH PROVIDED BY FINANCING ACTIVITIES        1,252,819            1,730,000
                                                                                              ----------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                                 (125,504)             147,060
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                        147,272                  212
                                                                                              ----------------     --------------

                                                   CASH AND CASH EQUIVALENTS, END OF PERIOD   $        21,768      $       147,272
                                                                                              ================     ================


RECONCILIATION OF NET INCOME (LOSS) TO CASH FLOWS FROM OPERATING ACTIVITIES
              Net income (loss)                                                               $    (2,354,139)     $     1,057,352
              Adjustments to reconcile net income (loss) to net cash
                          provided by operating activities:
                                      Depreciation & amortization                                     611,525              285,306
                                      Bad debt expense                                                 18,024               11,000
                                      Stock issued for services                                     3,422,270                    -
                          Change in assets and liabilities:
                                      (Increase) in accounts receivable                              (604,174)          (3,308,332)
                                      (Increase) in inventories                                       (72,554)            (545,348)
                                      (Increase) in prepaid expenses                                  (21,244)             (13,603)
                                      Increase in accounts payable                                     92,729            1,063,417
                                      Increase (decrease) in income taxes payable                    (730,716)             770,000
                                      Increase (decrease) in deferred taxes                          (833,559)                   -
                                      Increase in accrued royalties                                   870,602              754,825
                                      Increase in other liabilities                                   580,131              484,776
                                                                                              ----------------     -------------

                                                   NET CASH PROVIDED BY OPERATING ACTIVITIES  $       978,895      $       559,393
                                                                                              ================     ===============


      The accompanying notes are an integral part of these financial statements.

                                FindEx.com, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

FindEx.com, Inc. ("FindEx" or the "Company") was incorporated under the laws of the State of Delaware on December 26, 1995, as FinSource, Ltd. In April 1999, the Company merged with FINdex Acquisition Corporation (FAC), a Delaware corporation, in a stock-for-stock transaction. On April 30, 1999, the Company was acquired by EJH Entertainment, Inc. (EJH), a Nevada corporation, in a stock-for-stock transaction and the name of the Company was changed to FindEx.com, Inc. Both the merger with FAC and the acquisition by EJH were treated as reorganization mergers with the surviving Company and accounting history being that of FinSource (the accounting acquirer).

FindEx is a retail, wholesale and Internet supplier of software products to business and religious organizations and individuals. In July 1999, the Company completed an exclusive license agreement with Parsons Technology, Inc., a subsidiary of The Learning Company (TLC), formerly Mattel (MAT) Corporation, for the Parsons Church Division of Mattel. In so doing, FindEx obtained the exclusive right to market, sell and continue to develop several Bible study software products. The Company develops and publishes church and Bible study software products designed to simplify Biblical research and streamline church office tasks.

Accounting Method

The Company recognizes income and expenses on the accrual basis of accounting.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after eliminations.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Significant estimates used in the consolidated financial statements include the estimates of (i) doubtful accounts, sales returns, price protection and rebates, (ii) provision for income taxes and realizability of the deferred tax assets, (iii) the life and realization of identifiable intangible assets, and (iv) provisions for obsolete inventory. The amounts FindEx will ultimately incur or recover could differ materially from current estimates.

Concentrations

Financial instruments that potentially subject FindEx to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. FindEx places its cash and cash equivalents at well-known, quality financial institutions. At times, cash balances held at financial institutions were in excess of federally insured limits. FindEx sells a majority of its products to end-users through distributors, Christian book stores, and telemarketing efforts. Although FindEx attempts to prudently manage and control accounts receivable and performs ongoing credit evaluations in the normal course of business, the Company generally requires no collateral on its product sales.

During the years ended December 31, 2000 and 1999, the Company had two major customers that individually accounted for 10% or more of the annual sales. Sales to Customer A accounted for 41% and 69%, respectively, and sales to Customer B accounted for 14% and 0%, respectively, of consolidated revenue for the years ended December 31, 2000 and 1999. Accounts receivable, net of offsets, relating to Customer A and Customer B, were $2,867,293 and $426,432 as of December 31, 2000, respectively.

During the years ended December 31, 2000 and 1999, five vendors provided purchases individually of 10% or more of the total product and material purchases as follows: Vendor A accounted for 17% and 47%, respectively, Vendor B accounted for 3% and 14%, respectively, Vendor C accounted for 28% and 12%, respectively, Vendor D accounted for 13% and 6%, respectively, and Vendor E accounted for 12% and 0%, respectively. Accounts payable relating to Vendor A, Vendor B, Vendor C, Vendor D, and Vendor E, were $0, $101,090, $113,860, $27,646, and $162,081, respectively, as of December 31, 2000.

Royalty Agreements

FindEx has entered into certain agreements whereby it is obligated to pay royalties for content of software published. FindEx generally pays royalties based on a percentage of sales on respective products or on a fee per unit sold basis. The Company expenses software royalties as product costs during the period in which the related revenues are recorded.

Cash and Cash Equivalents

FindEx considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventory

Inventory consists primarily of software media, manuals and related packaging materials and is recorded at the lower of cost or market value, determined on a first-in, first-out basis.

Software Development Costs

SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, provides for the capitalization of certain software development costs once technological feasibility is established. Capitalized costs are then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. Through December 31, 2000, the Company believes its process for developing software was essentially completed concurrent with the establishment of technological feasibility, and accordingly, no software development costs have been capitalized to date. For 2000, research and development costs incurred and charged to expense were $118,600.

Property and Equipment

Property and equipment are recorded at cost. Furniture, fixtures and computer equipment are depreciated over five years using the straight-line method. Software is depreciated over three years using the straight-line method. Expenditures for maintenance, repairs and other renewals of items are charged to expense when incurred.

Accounting for Long-Lived Assets

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of its carrying amount to future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. Property and equipment to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Revenue Recognition

The Company recognizes revenue from product sales at shipment provided that collection of the resulting receivable is probable, in accordance with SOP 97-2, Software Revenue Recognition. Software products are sold separately, without future performance such as upgrades or maintenance, and are sold with postcontract customer support (PCS) services. PCS revenue is recognized on delivery of the software and all associated costs are accrued. The Company maintains an allowance for potential credit losses and an allowance for anticipated returns on products sold to distributors, Christian bookstores, and direct customers. The allowance for sales returns is estimated based on a calculation of forecast sales to the end-user in relation to estimated current channel inventory levels.

Cooperative Advertising

Advertising costs are charged to operations as incurred. The Company reimburses certain qualified customers for a portion of the advertising costs related to their promotion of the Company's products. The liability for reimbursement is accrued at the time the advertisement occurs. For 2000 and 1999, cooperative advertising expense totaled approximately, $206,000, and $63,000, respectively.

Stock-based Compensation

As permitted under SFAS No. 123, Accounting for Stock-based Compensation, the Company has elected to follow the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based awards to employees (see Note 11) and, accordingly, does not recognize compensation cost.

Income Taxes

The Company utilizes SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Earnings (Loss) Per Share

The Company follows SFAS 128, Earnings Per Share, to calculate and report basic and diluted earnings per share (EPS). Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by giving effect to all dilutive potential common shares that were outstanding during the period. For the Company, dilutive potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants for all periods, convertible notes payable and the incremental common shares issuable upon the conversion of convertible preferred stock.

In the case of a net loss, it is assumed that no incremental shares would be issued because they would be anti-dilutive. In addition, certain options and warrants are considered anti-dilutive because the exercise prices were above the average market price during the period. Anti-dilutive shares are not included in the computation of diluted earnings per share, in accordance with SFAS No. 128. Diluted EPS for the year ended December 31, 1999, has been restated in conformity with SFAS No. 128.

Comprehensive Income (Loss)

The Company has adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards of reporting and displaying comprehensive income and its components of net income and "other comprehensive income" in a full set of general-purpose financial statements. "Other comprehensive income" refers to revenues, expenses, gains and losses that are not included in net income, but rather are recorded directly in stockholders' equity. The adoption of this Statement had no impact on the Company's net income or loss or stockholders' equity.


Fair Value of Financial Instruments

Unless otherwise indicated, the fair values of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such instruments.

Reclassification

Certain amounts in the accompanying 1999 consolidated financial statements have been reclassified in order to conform to the presentation of the 2000 consolidated financial statements. Net cash provided by operating activities decreased from $2,915,533 to $559,393 and net cash used by investing activities decreased from $4,498,473 to $2,142,333 as a result of separating operating transactions previously offset against cash paid for software license agreement.


NOTE 2 - MERGERS AND ACQUISITIONS

EJH Entertainment, Inc.

On April 30, 1999, EJH Entertainment, Inc. (EJH) (a public company) entered into an agreement and Plan of Reorganization with FindEx.com, Inc., (FindEx) (a private company). The agreement provided for the merger of EJH into FindEx to be treated as a reverse merger, thus making FindEx the accounting survivor. Pursuant to the agreement, EJH issued 5,157,625 shares of common stock to the shareholders of FindEx for all shares of their company. Because the historical financial information in these financial statements prior to the reverse merger (April 30, 1999) is that of the accounting acquirer (FindEx), a reorganization adjustment has been shown on the books at April 30, 1999, recording the shares held by the minority shareholders of EJH. The 5,157,625 shares issued to the shareholders of FindEx have been shown retroactively to the beginning of 1998, as though a stock split had occurred. The management of EJH resigned and the management and Board of FindEx filled the vacancy. This business combination was accounted for using the purchase method. EJH had no assets or liabilities and was an inactive public company.

Reagan Holdings, Inc.

On March 7, 2000, the Company acquired Reagan Holdings, Inc., ("Reagan") a Delaware corporation. The Company issued 150,000 shares of common stock for all the outstanding stock of Reagan. The purchase was recorded at a value of $701. Reagan had assets of $701 and no liabilities at December 31, 1999 and was an inactive public company. The operating history of Reagan is included in the consolidated numbers of the Company effective January 1, 2000. The acquisition was recorded using the purchase method of a business combination.


NOTE 3 - ACCOUNTS RECEIVABLE

At December 31, 2000, accounts receivable consisted of the following (see Note 1
- Concentrations):

         Trade receivables                                      $3,906,858
         Less:  Allowance for doubtful accounts                        22,000
                                                                --------------
                                                                      $3,884,858
                                                                ==============


NOTE 4 - INVENTORIES

At December 31, 2000, inventories consisted of the following:

         Finished goods                                           $ 435,180
         Raw materials                                               182,722
                                                                  --------------
                                                                       $ 617,902
                                                                  ==============


NOTE 5 - PROPERTY AND EQUIPMENT, net

At December 31, 2000, property and equipment consisted of the following:

         Office furniture and fixtures                            $  33,287
         Office equipment                                             14,501
         Warehouse equipment                                          28,923
         Computer software                                            16,731
         Computer equipment                                           48,496
                                                                  --------------
                                                                         141,938
         Less:  Accumulated depreciation                              34,812
                                                                  --------------
                                                                        $107,126
                                                                  ==============

NOTE 6 - SOFTWARE LICENSE AGREEMENT

As indicated in Note 1, in July 1999, the Company completed an exclusive license agreement with Parsons Technology, Inc., a subsidiary of The Learning Company, for the Parsons Church Division. In so doing, FindEx obtained the exclusive right to market, sell, and continue to develop several top-selling Bible study software products including the Zondervan NIV Bible and QuickVerse. The agreement calls for a non-refundable license fee in the amount of $5,000,000, payable in installments of: (1) $1,000,000 upon execution of the agreement, (2) $500,000 on August 1, 1999, (3) $500,000 on September 7, 1999, (4) $1,500,000 on
December 7, 1999, (5) $1,000,000 on March 7, 2000, and (6) $500,000 on June 7,
2000. The agreement carries a ten-year term from the date of execution and also includes a five-year non-compete provision (see Note 1 - Concentrations and Notes 15 and 16). The license is amortized over the term using the straight-line method.


NOTE 7 - NOTES PAYABLE

At December 31, 2000, notes payable consisted of the following:

         Note payable to a  corporation,  due December  14,  2001,  with  interest at 9%.          $ 650,000
         Unsecured.

         Note  payable to a  corporation,  due  November 6, 2001,  with  interest at 15%.
         Secured by accounts  receivable  and  convertible,  at the option of the holder,
         into 50,000 common shares.                                                                   33,000

         Note  payable to a  corporation,  due  November 6, 2001,  with  interest at 15%.
         Secured by accounts  receivable  and  convertible,  at the option of the holder,
         into 50,000 common shares.                                                                   33,000

         Note  payable to a  corporation,  due  November 6, 2001,  with  interest at 15%.
         Secured by accounts  receivable  and  convertible,  at the option of the holder,
         into 50,000 common shares.                                                                   33,000
                                                                                               --------------
                                                                                                   $ 749,000
                                                                                               ==============

NOTE 8 - INCOME TAXES

The provision (benefit) for taxes on income for the years ended December 31 consisted of the following:

                                            2000               1999
                                        --------------     --------------
         Current:
              Federal                        $(3,272)             $3,272
              State                             (341)             42,897
                                        --------------     --------------
                                              (3,613)             46,169
                                        --------------     ---------------
         Deferred:
              Federal                     (1,244,013)            564,731
              State                         (313,377)            159,100
                                        --------------     --------------
                                          (1,557,390)            723,831
                                        --------------     --------------
         Total tax provision (benefit)   $(1,561,003)           $770,000
                                        ==============     ==============

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 2000, are as follows:

         Current Deferred Tax Assets:
              Net operating loss carryforward                     $210,000
              Reserve for sales returns                            119,596
              Reserve for technical support costs                   94,290
              Reserve for rebates payable                           69,300
              Other, net                                            15,714
                                                              -------------
                                                              -------------
                                                                         508,900
              Valuation allowance for deferred tax assets          (3,902)
                                                              -------------
                                                              -------------
         Net Current Deferred Tax Assets                           504,998
                                                              -------------

         Non-Current Deferred Tax Assets:
              Software license fees                            (1,356,382)
              Net operating loss carryforward                    1,716,391
              Other, net                                          (18,490)
                                                              -------------
                                                              -------------
                                                                         341,519
              Valuation allowance for deferred tax assets         (12,958)
                                                              -------------
                                                              -------------
         Net Non-Current Deferred Tax Assets                       328,561
                                                              -------------
         Net Deferred Tax Assets                                  $833,559
                                                              =============

The valuation allowance for deferred tax assets was increased by $16,860 during the year ended December 31, 2000.

At December 31, 2000, the Company has available net operating loss carryforwards of approximately $5,263,000 for federal income tax purposes that expire in 2020. The federal carryforwards resulted from losses generated in 1996 through 2000. The tax benefit of net operating loss carryforwards available for state income tax purposes was approximately $5,081,000 as of December 31, 2000.

The reconciliation of income tax computed at statutory rates of income tax benefits is as follows:

         Benefit at Federal statutory rate - 34%             $(1,295,000)
         Nondeductible expenses                                     2,300
         Change in valuation reserves                              83,000
         License fees                                           (311,000)
         Other                                                   (40,303)
                                                            --------------
              Income tax provision                           $(1,561,003)
                                                            ==============


NOTE 9 - STOCKHOLDERS' EQUITY

Common Stock

On February 1, 2000, pursuant to a consulting agreement with a company to provide investor relations services, FindEx issued 120,000 common shares with 36,000 shares vesting immediately and the remaining 84,000 shares vesting ratably over the twelve-month term of the agreement. The cumulative value based on the closing price of the common stock on the date of vesting was $555,363. On November 30, 2000, FindEx entered into a fee agreement with the company to satisfy a $75,055 debt owed under the terms on the consulting agreement. In settlement of this debt, FindEx issued 89,285 common shares valued at $.84 per share.

On February 1, 2000, pursuant to a consulting agreement with a company to provide business development and finance, FindEx issued 250,000 common shares valued at $8.69 per share.

On March 21, 2000, FindEx issued 150,000 common shares pursuant to the merger with Reagan Holdings, Inc. (see Note 2).

On April 20, 2000, pursuant to a consulting agreement with a company to provide corporate development and growth, FindEx issued 50,000 common shares valued at $3.13 per share.

On May 16, 2000, FindEx entered into a fee agreement with a company to satisfy a $100,000 debt owed under a business development agreement. In settlement of this debt, FindEx issued 23,500 common shares valued at $4.26 per share.

On June 16, 2000, in compromise and settlement of a consulting agreement with a company, FindEx issued 50,000 common shares valued at $3.63 per share. The company has subsequently claimed that additional shares are due.

In July 2000, FindEx converted 5,000 shares of Preferred Series A into 50,000 common shares and 27,500 shares of Preferred Series B into 183,333 common shares. In addition, FindEx converted $3,541 unpaid accumulated Preferred Series A dividends into 695 common shares and $51,133 unpaid accumulated Preferred Series B dividends into 17,109 common shares.

On August 18, 2000, pursuant to a consulting agreement with a company to provide business valuation services, FindEx issued 50,000 common shares valued at $1.31 per share.

On December 15, 2000, pursuant to a consulting agreement with an individual for investor relations services, FindEx issued 12,500 common shares valued at $.81 per share. Terms of the agreement call for monthly compensation of $2,500 plus 12,500 common shares through February 15, 2001, and $5,000 plus 7,000 common shares thereafter until expiration on December 14, 2001, or earlier termination as provided in the agreement.

During 2000, FindEx issued 362,500 common shares to investors for cash of $725,000 pursuant to a stock subscription agreement dated April 28, 2000. As compensation for this subscription agreement, FindEx issued a total of 24,375 common shares to two individuals at a value of $2.00 per share.


Convertible Preferred Stock (Series A)

The rights, preferences and privileges of the preferred shareholders are as follows:

Dividends
Holders of Series A Preferred Stock (the Preferred Stock) are entitled to receive common stock dividends of $.50 per share per annum, in preference to any payment of cash dividends declared or paid on shares of common stock. Dividends on Preferred Stock are fully cumulative and are payable as determined by the Board of Directors. As of December 31, 2000, no dividends have been declared.

Liquidation
Holders of Preferred Stock are entitled to liquidation preferences over common shareholders to the extent of $10.00 per share of Preferred Stock, plus all declared but unpaid dividends. If funds are sufficient to make a complete distribution to the preferred shareholders, such shareholders will share in the distribution of the Company assets on a pro rata basis in proportion to the aggregate preferential amounts owed each shareholder. After payment has been made to the preferred shareholders, any remaining assets and funds are to be distributed equally among the holders of the Common Stock based upon the number of shares of the Common Stock held by each.

Conversion
Each share of Convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to the close of business on the date fixed by the Corporation for redemption or conversion of such shares as herein provided, into fully paid and nonassessable shares of common stock and such other securities and property as hereinafter provided, initially at the rate of 10 shares of common stock for each full share of convertible Preferred Stock.

Redemption
At the election of the Board of Directors, the Company may redeem all or part of the shares of the Preferred Stock (pro rata based upon the total number of shares of the Preferred Stock held by each holder) by paying in cash a sum per share equal to $10.00 plus accrued and unpaid dividends per annum.

Voting Rights
The holder of each share of Preferred Stock is not entitled to vote except as required by law.


Convertible Preferred Stock (Series B)

The rights, preferences and privileges of the preferred shareholders are as follows:

Dividends
The holders are entitled to receive cash dividends at the rate of $1.60 per annum per share, and not more, which shall be fully cumulative, shall accrue without interest from the date of first issuance and shall be payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year commencing September 15, 1999, to holders of record as they appear on the stock books of the corporation on such record dates, not more than 60 nor less than 10 days preceding the payment dates for such dividends, as are fixed by the Board of Directors. As of December 31, 2000, no dividends have been declared.

Liquidation
The holders are entitled to a liquidation preference of an amount equal to the dividends accrued and unpaid, whether or not declared, without interest, and a sum equal to $20.00 per share, and not more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Convertible Preferred Stock.

Conversion
Each share of convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to the close of business on the date fixed by the Corporation for redemption of such share as herein provided, into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided, initially at the rate of one (1) share of Common Stock for each full share of Convertible Preferred Stock.

Redemption
Subject to restrictions, shares of the Series shall be redeemable at the option of the Corporation at any time at the redemption price of $20.00 per share plus, in each case, an amount equal to the dividends accrued and unpaid thereon to the redemption date. The Corporation may not redeem any shares of Preferred Stock unless the current market value of the Corporation's Common Stock, as defined, immediately prior to the redemption date is not less than $18.00 per share.

Voting Rights
The holder of each share of Preferred Stock is not entitled to vote, except as required by law.

Warrants

On April 20, 2000, pursuant to a consulting agreement with a company to provide corporate development and growth, as mentioned above, FindEx issued warrants to purchase 100,000 common shares exercisable at $3.00 per share. The warrants are currently exercisable and expire in April 2001. The fair value of the warrants is estimated on the date of grant using the Black-Scholes option-pricing model with the same assumptions indicated in Note 11 below. In association with the warrants, the Company recognized $106,696 of consulting expense.


NOTE 10 - EARNINGS PER COMMON SHARE

Earnings per common share are computed by dividing net income (loss) by the weighted average number of common shares and common stock equivalents outstanding during the year. Common stock equivalents are the net additional number of shares that would be issuable upon the exercise of the outstanding common stock options (see Note 11), assuming that the Company reinvested the proceeds to purchase additional shares at market value.

The following table shows the amounts used in computing earnings per share and the effect on income (loss) and the average number of shares of dilutive potential common stock:

     For the Year Ended December 31, 1999              Income (Loss)          Shares            Per-share
                                                        (Numerator)        (Denominator)         Amount
     ---------------------------------------------    ----------------   ------------------    ------------
     Net Income                                            $1,057,352
     Less preferred stock dividends                                --
                                                      ----------------
     Income available to common
        stockholders-basic earnings per share               1,057,352            7,785,220            $.14
                                                                                               ============
     Effect of Dilutive Securities
        Options                                                    --                   --
        Convertible Preferred Series A                             --              200,000
        Convertible Preferred Series B                             --               67,500
                                                      ----------------   ------------------
     Income available to common
        stockholders-diluted earnings per share            $1,057,352            8,052,720            $.13
                                                      ================   ==================    ============

                                                       Income (Loss)          Shares            Per-share
     For the Year Ended December 31, 2000               (Numerator)        (Denominator)         Amount
     ---------------------------------------------    ----------------   ------------------    ------------
     Net Loss                                            $(2,354,139)
     Less preferred stock dividends                          (54,874)
                                                      ----------------
     Loss available to common
        stockholders-basic earnings per share             (2,409,013)            9,790,868          $(.24)
                                                                                               ============
     Effect of Dilutive Securities
        Options                                                    --                   --

                                       72

        Convertible notes payable                                  --                   --
        Convertible Preferred Series A                             --                   --
        Convertible Preferred Series B                             --                   --
        Warrants                                                   --                   --
                                                      ----------------   ------------------
     Loss available to common
        stockholders-diluted earnings per share          $(2,409,013)            9,790,868          $(.24)
                                                      ================   ==================    ============


A total of 1,887,450 and 588,000 potentially dilutive securities for the years ended December 31, 2000 and 1999, respectively, have been excluded from the computation of diluted earnings per share, as their inclusion would be anti-dilutive.


NOTE 11 - STOCK-BASED COMPENSATION

The Stock Incentive Plan (the "Plan") authorizes the issuance of various forms of stock-based awards including incentive and nonqualified stock options, stock appreciation rights attached to stock options, and restricted stock awards to directors, officers and other key employees of the Company. Stock options are granted at an exercise price as determined by the Board at the time the Option is granted and shall not be less than the par value of such shares of Common Stock. Stock options vest quarterly over three years and have a term of ten years. At December 31, 2000, 7,638,800 shares were available for future issuance under the Plan.

The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for outstanding stock options. Had compensation cost for the Company's outstanding stock options been determined based on the fair value at the grant date for those options consistent with SFAS No. 123, the Company's net loss and primary and diluted earnings per share would have differed as reflected by the pro forma amounts indicated below:

         Net loss:
         ----------------------------------
            As reported                                 $(2,354,139)
            Proforma                                    $(2,607,878)

         Basic loss per share:
         ----------------------------------
            As reported                                 $(0.24)
            Proforma                                    $(0.27)


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

         Expected dividend yield                           0%
         Expected stock price volatility                  78%
         Risk-free interest rate                           7.00%


The weighted average fair value of options granted during 2000 is $.54 per share.

The following table summarizes information about stock options outstanding at December 31, 2000.


                                                                         Weighted-Average      Weighted
                                                                            Remaining           Average
                                                  Number Outstanding       Contractual         Exercise
             Range of Exercise Prices            at December 31, 2000     Life (Years)           Price
         ----------------------------------      ---------------------   ----------------    --------------
         $1.00 to $2.00                                       975,000          9.8                  $ 1.13
         $6.00 to $8.00                                        60,000          8.6                  $ 6.39
         $8.01 to $10.00                                       16,200          8.8                  $ 9.21
         $10.01 to $12.00                                     310,000          8.7                 $ 11.00

Activity under the Company's stock option plan is summarized as follows:

                                                                                  Outstanding Options
                                                                            ---------------------------------
                                                             Shares         Number         Weighted Average
                                                         Available for
                                                             Grant          of Shares       Exercise Price
                                                         ---------------    -----------    ------------------
         Balance at December 31, 1999                         8,412,000        588,000                $10.47
             Granted                                          (975,000)        975,000                 $1.13
             Canceled                                           201,800      (201,800)                $10.98
             Exercised                                               --             --                    --
                                                         ---------------    -----------
         Balance at December 31, 2000                         7,638,800      1,361,200                 $3.71
                                                         ===============    ===========


NOTE 12 - RENTAL AND LEASE INFORMATION

The Company leases office space and warehouse facilities under operating leases with third-parties with terms extending through 2002. The Company is responsible for all taxes, insurance and utility expenses associated with these leases. Lease renewal options are present for a period of one year. Rental expense for the years ended December 31, 2000 and 1999 amounted to $170,597 and $60,550, respectively.

At December 31, 2000, the future minimum rental payments required under these leases are as follows:

         2001            $119,958
         2002              73,311
                      ------------
                         $193,269
                      ============


NOTE 13 - SUPPLEMENTAL CASH FLOW INFORMATION

The Company incurred the following non-cash investing and financing activities during the years ended December 31, 2000 and 1999, respectively:

                                                   2000              1999
                                                 -------------     -----------
Common stock  and warrants issued for services     $3,422,270             --
Common stock dividend                                  54,874             --
Conversion of preferred stock to common stock             201             --
Common stock issued to acquire Reagan Holdings,
     Inc., a Delaware corporation                         150             --

NOTE 14 - COMMITMENTS AND CONTINGENCIES

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

The Company maintains a self-insurance program for its employees' health care costs. The Company is potentially liable for losses on claims up to $10,000 per claim and $518,500 in total for the year. The Company has third-party insurance coverage for any losses in excess of such amounts. Self-insurance costs are accrued based on claims reported as of the balance sheet date as well as an estimated liability for claims incurred but not reported. All accrued costs had been paid to the third-party administrator of the program at both December 31, 2000 and 1999.


NOTE 15 - RISKS AND UNCERTAINTIES

The Company's future operating results may be affected by a number of factors. The Company is dependent upon a number of major inventory and intellectual property suppliers. If a critical supplier had operational problems or ceased making material available to the Company, operations could be adversely affected. The Company is also dependent upon a few major customers. If any of these customers experienced operational problems or ceased placing orders with the Company, operations could also be adversely affected.

The Company is currently in dispute with The Learning Company over various provisions of several agreements, including the software license agreement (see
Note 6). Company management believes the amount of the potential loss cannot be reasonably estimated.


NOTE 16 - GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has a current year operating loss, a negative current ratio and is dependent upon financing to continue operations. As indicated in Note 15, the Company is currently in dispute with The Learning Company (TLC). Sales to TLC, and subsidiaries, accounted for 41% of consolidated revenue for 2000. Accounts receivable, net of offsets, relating to TLC was $2,867,293 as of December 31, 2000. Due to the uncertainty regarding the timing and amount of ultimate collection, the Company is dependent upon financing to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is management's plan to utilize external funding sources, as discussed in Note 17, to provide cash necessary to fund ongoing operations and the Company's business plan. However, the anticipated offering may not provide proceeds sufficient to fund operations and meet the needs of the Company's business plans. Management believes collection of the TLC balance and realization of ongoing revenues would be sufficient to fund operations and allow the external funding to meet the needs of the Company's business plans.


NOTE 17 - SUBSEQUENT EVENTS

On March 20, 2001, the Company entered into a Letter of Agreement with an institutional private equity investor (the "Investor") whereby the Investor shall execute an irrevocable Investment

Agreement for the purchase of Common Stock from FindEx up to an aggregate amount equal to $15 million over a 36-month period. As compensation, the Investor shall receive, upon execution of the Agreement, a warrant to purchase 510,000 shares of FindEx Common Stock exercisable in three increments. In addition, the Investor may be entitled to additional warrants on each six-month anniversary of the closing depending on the number of fully diluted shares of the Company then outstanding or issuable. The consummation of the financing contemplated by the Letter of Agreement is subject to numerous conditions, including completion of due diligence by the Investor, the Company's entry into definitive agreements with the Investor, and the effectiveness with the Securities and Exchange Commission of a registration statement covering the resale of the shares to be issued to the Investor, and there can be no assurance that the financing will be consummated on the term described herein, or at all.

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary........................................................6

The Offering .............................................................7

Risk Factors..............................................................9

Use of Proceeds  ........................................................16

Selling Shareholders  ...................................................17

Plan of Distribution  ...................................................28

Management  .............................................................30

Business.................................................................33

Management's Discussion and Analysis and Results of Operations ..........39

Certain Relationships and Related Transactions...........................45

Interest of Named Experts and Counsel ...................................45

Market Information.......................................................45

Dividends Policy.........................................................46

Principal Stockholders...................................................46

Description of Securities................................................47

Indemnification of Officers and Directors and Others.....................48

Transfer Agent...........................................................48

Legal Matters............................................................49

Experts..................................................................49

Additional Information...................................................49

Index to Financial Statements...........................................F-1

     =====================================================================




                                29,022,168 Shares



                                FINDEX.COM, INC.




                                  Common Stock




                                   -----------


                                   PROSPECTUS

                                   -----------









                                 August 1, 2001





     =====================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.          Indemnification Of Officers And Directors.

Pursuant to our Bylaws, we may indemnify our directors and officers under certain circumstances against reasonable expenses (including court costs and attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of our company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and we have the financial ability to honor the indemnity.

ITEM 25.          Other Expenses Of Issuance And Distribution.

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

         Registration Fee - Securities and Exchange Commission... $        500
         Printing and Engraving..................................  $     1,500*
         Legal Fees and Expenses.................................   $   47,500*
         Accounting Fees.........................................   $   47,500*
         Blue Sky Fees and Expenses..............................  $     3,000*

         Total.....................................................  $ 100,000*
                                                                       ========
     * Estimated

ITEM 26.          Recent Sales Of Unregistered Securities.

In April 2000, we entered into a stock subscription agreement with Business Investor Services, Inc. and issued 362,500 common shares to twenty-nine accredited investors under Section 506 of Regulation D. The issuance and sale of these shares was exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) of the Securities Act of 1933, or Rule 506 of Regulation D promulgated thereunder, as a transaction not involving any public offering.

On January 15, 2001, pursuant to a consulting agreement with an individual to provide investor relations services, we issued 12,500 common shares valued at $.45 per share.

On February 15, 2001, pursuant to a consulting agreement with an individual to provide investor relations services, we issued 12,500 common shares valued at $.42 per share.

On February 19, 2001, in compromise and settlement of a consulting agreement with Genesis Financial Group, LLC, we issued a warrant to purchase 100,000 common shares exercisable at $.50 per share. The warrant was valued at $.40 per share.

On March 7, 2001, pursuant to an agreement with a law firm to provide corporate legal services, we issued a warrant to purchase 100,000 common shares exercisable at $.01 per share. The warrant was valued at $.37 per share.

On March 15, 2001, pursuant to a consulting agreement with an individual to provide investor relations services, we issued 10,750 common shares valued at $.68 per share.

On April 15, 2001, pursuant to a consulting agreement with an individual to provide investor relations services, we issued 10,750 common shares valued at $.30 per share.

On May 15, 2001, pursuant to a consulting agreement with an individual to provide investor relations services, we issued 10,750 common shares valued at $.27 per share.

On June 15, 2001, pursuant to a consulting agreement with an individual to provide investor relations services, we issued 10,750 common shares valued at $.23 per share.

On July 17, 2001, pursuant to a consulting agreement with an individual to provide investor relations services, we issued 10,750 common shares valued at $.109 per share.

No underwriter was involved in any of the above issuances of securities. All of the above securities were issued in reliance upon the exemptions set Forth in
Section 4(2) of the Securities Act of 1933, or Rule 506 of Regulation D promulgated thereunder, as a transaction not involving any public offering.

ITEM 27.          Exhibits.

The Exhibits to this registration statement are listed in the Exhibit Index commencing at page EX-1 hereof.

ITEM 28.          Undertakings.

The undersigned registrant hereby undertakes the following:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement, or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration by means of a post-effective amendment to this registration statement any of the securities being registered which remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the General Corporation Law of Nevada, the Articles of Incorporation, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the registrant in connection with any securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the date below.

Dated: July 25, 2001

                              FINDEX.COM, INC.



                                       By:  /s/  Steven Malone
                                         ---------------------
                                                 Steven Malone, President





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

                                POWER OF ATTORNEY

We, the undersigned directors and officers of FindEx.com, Inc., do hereby constitute and appoint Steven Malone, acting individually, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                  Title                                              Date


_/s/ Benjamin Marcovitch___                Chairman of the Board                              July 25, 2001
---------------------------
Benjamin Marcovitch

_/s/ John Kuehne__________                 Director                                           July 25, 2001
--------------------------
John A. Kuehne

_/s/ Henry M. Washington__                 Director                                           July 25, 2001
--------------------------
Henry M. Washington

_/s/_Sheldon H. Becher     __              Director                                           July 25, 2001
-----------------------------
Sheldon H. Becher

_/s/_Steven P. Malone_____                 President and Chief Executive Officer              July 25, 2001
--------------------------
Steven P. Malone                           (principal executive officer)

_/s/ Kirk R. Rowland______                 Vice President of Finance                          July 25, 2001
--------------------------
Kirk R. Rowland                            (principal financial and accounting  officer)



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                                  EXHIBIT INDEX
                                FINDEX.COM, INC.

The following exhibits are included as part of this registration statement, except those which are identified as having been previously filed with the Securities and Exchange Commission and which are incorporated by reference to another registration statement, report or document. References to the "Company" in this Exhibit Index mean FINDEX.COM, INC., a Nevada corporation.

Exhibit No.       Description

     3.1 Articles of Incorporation of FindEx.com, Inc., incorporated by reference to Exhibit 3.1 on Form 8-K filed March 15, 2000.

     3.2 By-Laws of FindEx.com, Inc., incorporated by reference to Exhibit 3.2 on Form 8-K filed March 15, 2000.

     5.1  Legal opinion of Membrado & Montell, LLP, attorneys at law

     10.1 Share Exchange Agreement between FindEx.com, Inc. and the shareholders of Reagan Holdings Inc., dated March 07, 2000, incorporated by reference to Exhibit 2.1 on Form 8-K filed March 15, 2000.

     10.2 FindEx.com, Inc. 1999 Stock Option Plan.

     10.2.1 Employment Agreement between the Company and Steven Malone, dated June 22, 2000.

     10.4 Investment Agreement between FindEx.com, Inc. and Swartz Private Equity, LLC dated June 6, 2001.

     10.5 Warrant to Purchase Our Common Stock Issued in Connection With the Investment Agreement Between FindEx.com, Inc. and Swartz.

     10.6 Registration Rights Agreement issued in connection with the Investment Agreement Between Findex.com and Swartz.

     16.1 Letter regarding change in certifying accountant, incorporated by reference to Exhibit 16.1 on Form 8-K filed March 15, 2000.

     21.1 Share Exchange Agreement between FindEx.com, Inc. and the shareholders of Reagan Holdings Inc., dated March 07, 2000, incorporated by reference to Exhibit 2.1 on Form 8-K filed March 15, 2000.

     23.1 Consent of Independent Certified Public Accountants - Chisholm & Associates

     23.2 Consent of Membrado & Montell, LLP (contained in Exhibit 5.1)

     24.1 Powers of Attorney (included on the signature page to the Registration Statement)

---------------------------------

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